EXECUTION VERSION

Anything herein to the contrary notwithstanding, the liens and security interests granted herein, the exercise of any right or remedy with respect thereto, and certain of the rights of the Second Lien Agent are subject to the provisions of the Intercreditor Agreement dated as of December 8, 2016 (as amended, restated, supplemented, or otherwise modified from time to time), by and between Wells Fargo Bank, N.A., as First Lien Agent, and Wilmington Savings Fund Society, FSB, as Second Lien Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

$66,666,667

SENIOR SECURED SECOND LIEN SUPER-PRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

by and among

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

and

ERICKSON INCORPORATED

as Borrower,

Dated as of December 8, 2016 (and effective as of November 8, 2016)

TABLE OF CONTENTS
Page
1.DEFINITIONS AND CONSTRUCTION.    1
1.1Definitions    1
1.2Accounting Terms    1
1.3Code    2
1.4Construction    2
1.5Time References    3
1.6Schedules and Exhibits    3
2.LOAN AND TERMS OF PAYMENT.    3
2.1Term Loans    3
2.2[Reserved]    3
2.3Borrowing Procedures    3
2.4Payments; Reductions of Commitments; Prepayments    6
2.5Promise to Pay; Promissory Notes    8
2.6Interest Rates: Rates, Payments, and Calculations    9
2.7Crediting Payments    9
2.8Designated Account    9
2.9[Reserved]    10
2.10Fees    10
2.11[Reserved]    10
2.12Sharing of Payments by Lenders    10
2.13Capital Requirements    11
3.CONDITIONS; TERM OF AGREEMENT.    12
3.1Conditions Precedent to the Closing Date    12
3.2Conditions Precedent to each Term Loan    14
3.3Maturity    15
3.4Effect of Maturity    15
3.5Conditions Precedent to Each Withdrawal    15
4.REPRESENTATIONS AND WARRANTIES.    16
4.1Due Organization and Qualification; Subsidiaries    16
4.2Due Authorization; No Conflict    17
4.3Governmental Consents    17
4.4Binding Obligations; Perfected Liens    17
4.5Title to Assets; No Encumbrances    18
4.6Litigation    18
4.7Compliance with Laws    18
4.8No Material Adverse Effect    18
4.9No Fraudulent Conveyance    18
4.10Employee Benefits    18
4.11Environmental Condition    18
4.12Complete Disclosure    19
4.13Patriot Act    19
4.14Indebtedness    19
4.15Payment of Taxes    19
4.16Margin Stock    19
4.17Governmental Regulation    19
4.18Sanctions, Corruption, Export Control    20
4.19Employee and Labor Matters    20
4.20[Reserved]    20
4.21Leases    20
4.22[Reserved]    21
4.23[Reserved]    21
4.24Location of Inventory    21
4.25[Reserved]    21
4.26[Reserved]    21
4.27[Reserved]    21
4.28[Reserved]    21
4.29Section 1110    21
4.30Material Contracts    21
4.31Spare Parts    21
4.32Engines    22
4.33Eligible Aircraft    23
4.34FAA Certificates, Licenses, and Permits    25
4.35Other FAA Certificates, Licenses, and Permits    25
4.36Negative Pledge on Aircraft    25
4.37Matters Relating to Liens and Property Rights    25
4.38DIP Budget    25
4.39Financing Order    25
5.AFFIRMATIVE COVENANTS.    25
5.1Financial Statements, Reports, Certificates    26
5.2Reporting; Inventory Records    26
5.3Existence    26
5.4Maintenance of Properties    26
5.5Taxes    26
5.6Insurance    26
5.7Inspection    27
5.8Compliance with Laws    27
5.9Environmental    28
5.10Disclosure Updates    28
5.11[Reserved]    28
5.12Further Assurances    28
5.13Chief Restructuring Officer    28
5.14Location of Inventory and Aircraft    29
5.15[Reserved]    29
5.16[Reserved]    29
5.17Material Contracts    29
5.18FAA Matters; Citizenship    29
5.19Eligible Inventory    29
5.20Eligible Engines.    31
5.21Eligible Aircraft    31
5.22DIP Budget; Variance Report; Reports filed with the Bankruptcy Court    32
5.23Milestones    32
5.24Post-Closing Obligations    33
6.NEGATIVE COVENANTS.    33
6.1Indebtedness    33
6.2Liens    33
6.3Restrictions on Fundamental Changes    33
6.4Disposal of Assets    33
6.5Nature of Business    33
6.6Prepayments and Amendments    33
6.7Restricted Payments    34
6.8Accounting Methods    34
6.9Investments    34
6.10Transactions with Affiliates    34
6.11Use of Proceeds    35
6.12Limitation on Issuance of Equity Interests    35
6.13Sanctions, Corruption, Export Control    35
6.14Financing Order; Administrative Expense Priority; Payments    36
7.FINANCIAL COVENANT.    36
8.EVENTS OF DEFAULT.    37
8.1Payments    37
8.2Covenants    37
8.3Judgments    37
8.4Voluntary Bankruptcy, etc.    37
8.5Involuntary Bankruptcy, etc.    37
8.6Default Under Other Agreements    38
8.7Representations, etc.    38
8.8Guaranty    38
8.9Security Documents    38
8.10Loan Documents    38
8.11Change of Control    38
8.12Bankruptcy Matters    39
9.RIGHTS AND REMEDIES.    40
9.1Rights and Remedies    40
9.2Remedies Cumulative    41
10.WAIVERS; INDEMNIFICATION.    41
10.1Demand; Protest; etc.    41
10.2The Lender Group’s Liability for Collateral    41
10.3Indemnification    41
11.NOTICES.    42
12.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.    44
13.ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.    46
13.1Assignments and Participations    46
13.2Successors    50
14.AMENDMENTS; WAIVERS.    50
14.1Amendments and Waivers    50
14.2Replacement of Certain Lenders    52
14.3No Waivers; Cumulative Remedies    52
15.AGENT; THE LENDER GROUP.    53
15.1Appointment and Authorization of Agent    53
15.2Delegation of Duties    53
15.3Liability of Agent    53
15.4Reliance by Agent    54
15.5Notice of Default or Event of Default    54
15.6Credit Decision    54
15.7Costs and Expenses; Indemnification    55
15.8Agent in Individual Capacity    55
15.9Successor Agent    55
15.10Lender in Individual Capacity    56
15.11Collateral Matters    56
15.12Restrictions on Actions by Lenders    57
15.13Agency for Perfection    57
15.14Payments by Agent to the Lenders    57
15.15Concerning the Collateral and Related Loan Documents    58
15.16Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information    58
15.17Several Obligations; No Liability    58
16.WITHHOLDING TAXES.    59
16.1Payments    59
16.2Exemptions    59
16.3Reductions    60
16.4Refunds    61
17.GENERAL PROVISIONS.    61
17.1Effectiveness    61
17.2Section Headings    61
17.3Interpretation    61
17.4Severability of Provisions    61
17.5[Reserved]    61
17.6Debtor-Creditor Relationship    61
17.7Counterparts; Electronic Execution    61
17.8Revival and Reinstatement of Obligations; Certain Waivers    62
17.9Confidentiality    62
17.10Survival    64
17.11Patriot Act    64
17.12Acknowledgement and Consent to Bail-In of EEA Financial Institutions    64
17.13Incorporation of DIP Order by Reference    64
17.14Integration    64
17.15DIP Intercreditor Agreement    65

EXHIBITS AND SCHEDULES
Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-l    Form of Borrowing Request
Exhibit C-l    Form of Compliance Certificate
Exhibit D-1    Form of Notice of Withdrawal
Exhibit E-1    Form of Joinder to Creditor Support Agreement
Exhibit F-1     Form of Assignment Notice

Schedule A-3    Aircranes
Schedule C-l    Commitments
Schedule D-l    Designated Account
Schedule E-2    Aircraft and Engines owned by Borrower, Evergreen, and Evergreen Equity
Schedule E-3    Addresses of Spare Parts Located in the United States
Schedule P-l    Permitted Investments
Schedule P-2    Permitted Liens
Schedule P-3    Permitted Sale-Leaseback Transactions
Schedule R-l    Real Property Collateral
Schedule 1.1     Definitions
Schedule 3.1    MAE Contracts
Schedule 4.1(b)    Capitalization of Borrower
Schedule 4.1(c)    Capitalization of Borrower’s Subsidiaries
Schedule 4.1(d)    Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)    Litigation
Schedule 4.10    Employee Benefits
Schedule 4.11    Environmental Matters
Schedule 4.14    Permitted Indebtedness
Schedule 4.15    Taxes
Schedule 4.21    Defaults under Leases
Schedule 4.30    Material Contracts
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.13    Chief Restructuring Officer
Schedule 5.14    Chief Executive Offices
Schedule 5.24    Post-Closing Obligations
Schedule 6.4    Permitted Dispositions
Schedule 6.5    Nature of Business

SENIOR SECURED SECOND LIEN SUPER-PRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
THIS SENIOR SECURED SECOND LIEN SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), is entered into as of December 8, 2016 and effective as of November 8, 2016, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WILMINGTON SAVINGS FUND SOCIETY, FSB (“WSFS”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agent”), and ERICKSON INCORPORATED, a Delaware corporation (“Borrower”).
INTRODUCTION
A.     On November 8, 2016 (the “Petition Date”), the Borrower and the Guarantors (as defined below) (collectively, the “Debtors” and, each individually, a “Debtor”) commenced a case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).
B.    From and after the Petition Date, each of the Debtors continues to operate its business and manage its property as a debtor and a debtor-in-possession pursuant to section 1107 and 1108 of the Bankruptcy Code.
C.    The Borrower has requested that the Lenders make post-petition loans and advances and provide other financial or credit accommodations to the Debtors, and the Lenders have agreed, subject to the conditions set forth herein, to extend a senior secured multi-draw term loan credit facility to the Borrower, in an aggregate principal amount not to exceed $66,666,667 (plus any interest payable in kind and capitalized to the principal amount in respect thereof).
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, advances, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2    Accounting Terms.
(a)    All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
(b)    Notwithstanding clause (a) above, the Loan Parties may, at any time upon not less than ten (10) Business days prior written notice to Agent, adopt IFRS accounting for purposes of preparing and reporting their financial statements and related information. If the adoption in accordance herewith by Loan Parties of IFRS accounting in lieu of GAAP accounting in the preparation and reporting of its financial statements and related information would affect the computation of any financial ratio or requirement or other term or provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent and the Borrower shall negotiate in good faith to amend such ratio, requirement, term or provision to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio, requirement, term or provision, as the case may be, shall continue to be computed in accordance with GAAP and (ii) the Borrower shall provide to Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder (which shall include in any case, revised projections for the forthcoming twelve (12) month period) setting forth a reconciliation between calculations of such ratio, requirement, term or provision made before and after giving effect to such change from GAAP to IFRS accounting by Loan Parties. Within fifteen (15) days following the preparation by or on behalf of the Loan Parties of each of their first monthly financial statement on an IFRS basis and their first annual financial statement on an IFRS basis, Loan Parties shall deliver to Agent a reconciliation of such initial monthly and annual financial statements against the corresponding monthly and annual financial statements, respectively, as prepared on a GAAP basis for such periods with respect to the immediately preceding fiscal year of the Loan Parties.
1.3    Code. Any terms used in this Agreement or any other Loan Documents that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (d) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.
2.1    Term Loans.
(a)    Term Loans. Subject to the terms and conditions set forth herein and the DIP Order, each Lender agrees, severally and not jointly, solely to the extent requested by the Borrower pursuant to Section 2.3, (i) to make a term loan in Dollars in a single drawing to the Borrower on or prior to the Closing Date in an aggregate principal amount not to exceed such Lender’s Initial Commitment (the “Initial Term Loans”) and (ii) to make a term loan to the Borrower on any Business Day on or after the date on which the Final Order is entered and prior to the date that is five Business Days after the date on which the Final Order is entered, in an aggregate principal amount not to exceed such Lender’s Subsequent Commitment (the “Subsequent Term Loans”). Amounts paid or prepaid, in whole or in part, in respect of the Term Loans may not be reborrowed. The Initial Commitments shall automatically terminate upon the making of the Initial Term Loans and the Subsequent Commitments shall automatically terminate upon the making of the Subsequent Term Loans. For the avoidance of doubt, the Lenders made a term loan in Dollars to the Borrower on November 10, 2016 in an aggregate principal amount equal to Initial Commitment, and such term loans shall be deemed the Initial Term Loans.
(b)    Term Loan Proceeds. The proceeds of all Term Loans (other than proceeds to be disbursed to the DIP Revolving Agent in connection with the First Lien Repayment) shall be deposited in the DIP Term Priority Account and disbursed in accordance with Sections 2.3(a)(iii), (iv) and (v)). For the avoidance of doubt, the Term Loans shall bear interest in accordance with Section 2.6 from and after the applicable Funding Date of the Initial Term Loans and Subsequent Term Loans. The funds in the DIP Term Priority Account shall be held as cash on deposit.
(c)    Original Issue Discount. Notwithstanding anything to the contrary contained in Section 2.1(a), the funded portion of the Initial Term Loans on the Funding Date of the Initial Term Loans by such Lender (i.e. the amount funded by such Lender to Borrower on the Funding Date of the Initial Term Loans) shall be equal to the principal amount of such Initial Term Loan less 6.00% of the aggregate Commitment of such Lender with respect to the Put Option Premium less 4.00% of the aggregate Commitment of such Lender with respect to the Closing Fee (it being agreed that the full principal amount of such Initial Term Loan will be deemed outstanding on the funding and the Borrower shall be obligated to repay 100% of the principal amount of such Initial Term Loan as provided hereunder).
2.2    [Reserved]
2.3    Borrowing Procedures.
(a)    (i) Procedure for Borrowing Term Loans. Each Borrowing shall be made by a written irrevocable request substantially in the form of Exhibit B-1 hereto (a “Borrowing Request”) by an Authorized Person delivered to Agent and received by Agent no later than 1:00 p.m. on the Business Day that is one (1) Business Day prior to the requested Funding Date, specifying (A) the amount of such Borrowing and (B) the requested Funding Date (which shall be a Business Day). At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
(i)    Funding of Term Loans. Following receipt of a Borrowing Request by the Agent and subject to the satisfaction (or waiver by the Required Lenders pursuant to this Agreement) of the conditions set forth in Sections 3.1(solely with respect to the Initial Term Loans) and Section 3.2, each Lender shall make the amount of its Pro Rata Share of the Borrowing available to the Agent in immediately available funds at the DIP Term Priority Account not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request, which shall be no later than five Business Days after (x) with respect to the Initial Term Loans, the date on which the Interim Order is entered by the Bankruptcy Court and (y) with respect to the Subsequent Term Loans, the date on which the Final Order is entered by the Bankruptcy Court.
(ii)    Procedure for Withdrawals. Subject to Section 3.5 and the other terms and conditions set forth herein, the Borrower may request disbursements from the DIP Term Priority Account by delivering to the Agent and the Initial Lenders’ Financial Advisor a written irrevocable notice substantially in the form of Exhibit D-1 hereto (a “Notice of Withdrawal”) by an Authorized Person delivered to Agent and received by Agent no later than 5:00 p.m. on the Business Day that is four (4) days (or such shorter time as may be agreed by the Agent in its sole discretion) prior to the requested date of the applicable Withdrawal (which shall be a Business Day). Each Notice of Withdrawal shall be consented to by the Debtors’ Financial Advisor and acknowledged by the Initial Lenders’ Financial Advisor (it being understood that the consent by the Debtors’ Financial Advisor and acknowledgment of the Initial Lenders’ Financial Advisor may be submitted at any time prior to the proposed Withdrawal Date). Promptly upon receipt of the Notice of Withdrawal and the satisfaction of the conditions set forth in Section 3.5 and the other terms and conditions set forth herein, the Agent shall disburse funds from the DIP Term Priority Account in an aggregate principal amount equal to the amount specified in such Notice of Withdrawal to the Borrower. All proceeds of the Term Loans (other than proceeds disbursed to the DIP Revolving Agent in connection with the First Lien Repayment) shall be held in the DIP Term Priority Account at all times until such proceeds are disbursed in accordance with this Section 2.3(a)(iii) for uses and purposes permitted under Section 6.11. The Agent shall have the right to deduct from and pay interest, fees and expenses of the Obligations from the proceeds in the DIP Term Priority Account (including the fees and expenses of the Agent), subject to and in accordance with the DIP Orders.
(iii)    Access to Withdrawals. The Agent shall honor instructions received from the Borrower in the form of a Notice of Withdrawal and consented to by the Debtors’ Financial Advisor and acknowledged by the Initial Lenders’ Financial Advisor unless and until directed otherwise in writing by the Required Lenders (x) that one or more conditions precedents to the Withdrawal have not been satisfied or (y) during the continuance of a Default or an Event of Default. On and after the date of receipt by the Agent of a Withdrawal Termination Notice, the Borrower and the other Loan Parties shall have no right to request Withdrawals from the DIP Term Priority Account and the Agent shall not honor such requests. Notwithstanding anything herein to the contrary, (A) Agent shall have a reasonable opportunity (but in no event more than one (1) Business Day following receipt of such written direction by the Required Lenders or Withdrawal Termination Notice) to comply with such written direction or Withdrawal Termination Notice and (B) the Agent shall not be liable for (i) any disbursements made pursuant to instructions from the Borrower and consented to by the Debtors’ Financial Advisor and acknowledged by the Initial Lenders’ Financial Advisor or (ii) irrevocable electronic funds transfers or wire transfers that are subject to cut-off times, in each case, that were processed on or prior to one (1) Business Day after receipt of a written direction by the Required Lenders or a Withdrawal Termination Notice.
(iv)    Notice of Withdrawal. Each submission by the Borrower to the Agent of a Notice of Withdrawal shall be deemed to constitute a representation and warranty by the Borrower, on behalf of other Loan Parties, that the conditions set forth in Section 3.5 have been satisfied (or waived by the Required Lenders pursuant to this Agreement) as of the Withdrawal Date. With respect to any disbursement, withdrawal, transfer, or application of funds from the DIP Term Priority Account hereunder, the Agent shall be entitled to conclusively rely upon, and shall be fully protected in relying upon, (i) any Notice of Withdrawal submitted by the Borrower and consented to the Debtors’ Financial Advisor and acknowledged by the Initial Lenders’ Financial Advisor and (ii) following delivery of a written direction by the Required Lenders or a Withdrawal Termination Notice (and prior to receipt of a written revocation of such written direction or such Withdrawal Termination Notice by the Required Lenders), any instructions from the Required Lenders. Notwithstanding anything herein to the contrary, the Agent shall have no obligation to fund any amount in excess of the amounts then held in the DIP Term Priority Account.
(b)    Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Term Loans owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate and shall be binding on the Borrower and the Lenders. The entries maintained on such register pursuant to this Section 2.3(b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded, provided, however, that the failure of the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower or the Guarantors to repay the Obligations in accordance with the terms of the Loan Documents.
(c)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Term Loan (or other funding obligation) was funded by such other Non-Defaulting Lender) and (B) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with Section 2.4(b)(ii). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(c) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.3(c) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(c) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (including all interest, fees, and other amounts that may be due and payable in respect thereof) in accordance with this Section 2.3(c) and Section 2.4(b)(ii); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(c) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(c) shall control and govern.
(d)    Independent Obligations. All Term Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrower
(i)    Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. on the date specified herein. Any payment received by Agent later than 1:00 p.m. shall be deemed to have been received (unless Agent at the written direction of the Required Lenders, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv), Section 2.4(c), and Section 2.4(d), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Term Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received or held by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)    third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(D)    fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(E)    fifth, to pay interest accrued in respect of the Term Loans until paid in full,
(F)    sixth, to pay the principal of the Term Loans until paid in full,
(G)    seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,
(H)    eighth, ratably to pay any Obligations owed to Defaulting Lenders; and
(I)    ninth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.
(iv)    In each instance, so long as no Application Event has occurred and is continuing, the second sentence of Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)    For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(c) and this Section 2.4, then the provisions of Section 2.3(c) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Optional Prepayments. Borrower may prepay, upon prior written notice to Agent, the principal of any Term Loan at any time in whole or in part, without premium or penalty, except as set forth in Section 2.10(e) and Section 2.13. Each such notice shall be received by the Agent no later than 1:00 p.m. one (1) Business Day prior to such prepayment and shall set forth the proposed date and aggregate principal amount of such prepayment, accrued interest and other amounts to be paid in connection therewith; provided, however that a notice of prepayment delivered by the Borrower in connection with a prepayment of the Obligations in full may state that such prepayment is conditioned upon the occurrence of the effectiveness of credit facilities or other types of financing, the proceeds of which shall be used to make the proposed prepayment of the Obligations in full, in which case such notice may be revoked if such condition is not satisfied (by written notice provided by the Borrower to Agent no later than 1:00 p.m. on the date of such prepayment, which notice shall certify that such condition is not satisfied). The Agent shall give prompt notice of each prepayment notice to each Lender and the Borrower shall prepay the Term Loans in whole or ratably in part in an aggregate principal amount equal to the amount specified in such prepayment notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts required to be paid pursuant to Section 2.10(e) and Section 2.13 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $500,000 (or such lesser amount as may then be outstanding). Any amounts required to be paid pursuant to Section 2.10(e) and Section 2.13 in connection with such prepayment shall be due and payable on the date such prepayment is made.
(d)    Mandatory Prepayments.
(i)    Dispositions. Within 3 Business Days of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale, disposition, or loss by such Borrower or any of its Subsidiaries of assets (including casualty losses, proceeds of insurance, and condemnations but excluding sales or dispositions under clauses (a)(i), (a)(iii), (b), (c), (d), (i), (j), (m), or (n) of the definition of Permitted Dispositions), subject to the DIP Intercreditor Agreement and the DIP Order, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) such Borrower shall have given Agent prior written notice of such Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Borrower or its Subsidiaries and certifies that the conditions set forth in this Section 2.4(d)(i) have been met, (C) the monies are held in a Deposit Account in which Agent has a perfected second-priority security interest, and (D) such Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid, subject to the DIP Intercreditor Agreement, to Agent and applied in accordance with Section 2.4(e). Nothing contained in this Section 2.4(d)(i) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(ii)    Issuance of Indebtedness. Subject to the DIP Intercreditor Agreement, within 3 Business Days of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of Indebtedness not permitted to be incurred or issued pursuant to Section 6.1, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of such Net Cash Proceeds.
(iii)    Issuance of Equity Interests. Subject to the DIP Intercreditor Agreement , within 3 Business Days of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries (other than Equity Interests by a Subsidiary of the Borrower to its parent company), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of such Net Cash Proceeds.
(iv)    Extraordinary Receipts. Subject to the DIP Intercreditor Agreement, within 3 Business Days of the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable and customary out-of-pocket expenses incurred in collecting such Extraordinary Receipts.
(e)    Application of Payments. Each prepayment pursuant to Section 2.4(d) shall (A) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Term Loans until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each prepayment pursuant to Section 2.4(d) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts required to be paid pursuant to Section 2.10(e) and Section 2.13 as a result of such prepayment being made on such date. The Borrower shall deliver prompt prior written notice of any prepayment pursuant to Section 2.4(d) to the Agent, stating the proposed date of such prepayment and the aggregate principal amount, accrued interest and other amounts to be paid in connection therewith.
2.5    Promise to Pay; Promissory Notes.
(a)    Subject to and in accordance with the DIP Orders, Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first Business Day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent. Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrower and such Lender. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein. In the event of any conflict between any promissory note and the register maintained by the Agent pursuant to Section 2.3(b), such register shall control.
2.6    Interest Rates: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(b), each Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to 12.00%, payable on the first Business Day of each month. Accrued interest shall be paid in kind by being capitalized and added to the principal amount of the Term Loans on the first Business Day of each month.
(b)    Default Rate. Notwithstanding the foregoing, at the election of the Required Lenders, upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest, after as well as before judgment, at a rate per annum equal to (x) in the case of principal of any Term Loans, 2.00% plus the rate otherwise applicable to such Term Loan as provided in Section 2.6(a) or (y) in the case of any other amount, 2.00% plus the rate otherwise applicable to Term Loans as provided in Section 2.6(a). Accrued and unpaid interest on such amounts (including interest on past due amounts and other fees owing hereunder) shall be due and payable upon written demand.
(c)    Payment. Except to the extent provided to the contrary in Section 2.10, (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first Business Day of each month and on the Maturity Date and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and, subject to and in accordance with the DIP Orders, all Lender Group Expenses shall be due and payable on the earlier of (x) the first Business Day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent.
(d)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.
(e)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:00 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:00 p.m. on a Business Day (unless Agent, at the written direction of the Required Lenders, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8    Designated Account. Agent is authorized to disburse the proceeds of the Term Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person. Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Term Loans or the proceeds of Withdrawals made in accordance with and subject to the terms hereof. Unless otherwise set forth in a Notice of Withdrawal, the proceeds of any Withdrawal requested by Borrower and disbursed by Agent hereunder shall be disbursed to the Designated Account.
2.9    [Reserved].
2.10    Fees.
(a)    Agent Fees. Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees and expenses set forth in the Fee Letter.
(b)    Field Examination and Other Fees. Borrower shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower performed by personnel employed or designated by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than (i) one (1) field examination per each calendar quarter, (ii) one (1) appraisal of the Inventory (including Spare Parts) prior to the Maturity Date, or (iii) one (1) appraisal of each Aircraft, together with its respective Engines, Propellers and Appliances, prior to the Maturity Date.
(c)    Closing Fee. Borrower shall pay to each Lender a closing fee (the “Closing Fee”) in an amount equal to 4.00% of the aggregate principal amount of such Lender’s Commitment in original issue discount (such original issue discount to be credited to the account of such Lender in accordance with Section 2.1(c)). Such Closing Fee will be in all respects fully earned, due and payable on the Funding Date of the Initial Term Loans and non-refundable thereafter. Any assignment of the Term Loans pursuant to the Primary Syndication shall be accompanied by the Closing Fee attributable to the portion of the Term Loan so assigned.
(d)    Put Option Premium. Borrower shall pay to each Initial Lender a put option premium (the “Put Option Premium”) in an amount equal to 6.00% of the aggregate principal amount of such Initial Lenders’ Commitment in original issue discount (such original issue discount to be credited to the account of such Initial Lender in accordance with Section 2.1(c)). Such Put Option Premium will be in all respects fully earned, due and on the Funding Date of the Initial Term Loans and non-refundable thereafter. For the avoidance of doubt, any assignment of the Term Loans pursuant to the Primary Syndication shall not be accompanied by the Put Option Premium.
(e)    Exit Premium. Each repayment or prepayment of any Term Loans shall be accompanied by an exit premium (the “Exit Premium”) in an amount equal to 7.50% of the aggregate principal amount of Term Loans so repaid or prepaid, whether such prepayment or repayment is optional or mandatory, whether occurring prior to or after an Event of Default, whether occurring upon acceleration or the Maturity Date or otherwise. The Exit Premium shall be payable in cash on the date of such repayment or prepayment of Term Loans. Notwithstanding anything to the contrary in the foregoing, (i) if the Required Initial Lenders participate in an Exit Financing, the Exit Premium due and payable to all Lenders shall be waived and (ii) the Exit Premium due to all Lenders may be waived in writing by the Required Initial Lenders in their sole discretion.
(f)    Generally. All fees set forth in this Section 2.10 shall be fully earned and irrevocable when paid and shall not be refundable for any reason whatsoever.
2.11    [Reserved].
2.12    Sharing of Payments by Lenders. Subject to the DIP Orders and Section 2.4(b), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made (or deemed made) by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Pro Rata Share thereof as provided herein (for the avoidance of doubt, payments of any fee or compensation pursuant to this Agreement shall be payable in accordance with the terms set forth in this Agreement), then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders, subject to any applicable payment priorities, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.13    Capital Requirements.
(a)    If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital as a consequence of such Lender’s commitments hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender requests additional or increased costs or amounts under Section 2.13(a) (such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.13(a) and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.13(a), then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.13(a) as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13(a), may substitute a Lender (reasonably acceptable to the Agent) to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”) and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Lender” (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Section 2.13 shall be available to each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
(d)    The provisions of this Section 2.13 shall survive termination of this Agreement and repayment in full of the Obligations.

3.	CONDITIONS; TERM OF AGREEMENT.
3.1    Conditions Precedent to the Closing Date. The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Agent and each Initial Lender, of each of the following conditions:
(a)    Documentation. On or prior to the Closing Date, the Agent and the Lenders shall have received the following, duly executed by all the parties thereto, each in form and substance satisfactory to the Agent and the Lenders:
(i)    This Agreement and all attached exhibits and schedules;
(ii)    a promissory note, if requested by any Lender pursuant to Section 2.5(b) payable to the order of such requesting Lender;
(iii)    UCC financing statements in proper form for filing in each applicable jurisdiction for the Loan Parties;
(iv)    lien, judgment, and, where customarily conducted, tax searches conducted on the Loan Parties reflecting no Liens other than Permitted Liens against any of the Collateral;
(v)    a certificate from each Loan Party, signed by the Authorized Person, stating that (A) all representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents are or were true and correct in all material respects as of the specified date of such representation or warranty (provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier); (B) no Default or Event of Default has occurred and is continuing; and (C) the conditions in this Section 3.1 have been met or waived in accordance with Section 14.1;
(vi)    copies of the certificate or articles of incorporation, certificate of formation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization;
(vii)    a certificate of the Secretary or Assistant Secretary or other officer of the Loan Parties certifying (A) that attached thereto is a true and complete copy of the by-laws, limited liability company agreement or other equivalent organizational documents of each Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members, Board of Directors or applicable governing body of each Loan Party authorizing the execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or articles of incorporation or other equivalent organizational documents of each Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (viii) below, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Borrowing Request, Notice of Withdrawal or any other document delivered in connection herewith on behalf of Borrower;
(viii)    certificates from the appropriate Governmental Authority certifying as to the good standing, status, existence and authority of each of the Loan Parties in their respective jurisdictions;
(ix)    [reserved];
(x)    a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.6 naming the Agent, on behalf of the Secured Parties, as an additional insured and loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral;
(xi)    the Fee Letter in form and substance reasonably satisfactory to the parties thereto;
(xii)    the DIP Intercreditor Agreement, in form and substance reasonably satisfactory to the Agent and the Initial Lenders;
(xiii)    the Initial DIP Budget; and
(xiv)    the Lenders and the Agent shall have received prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(b)    Payment of Fees. The Borrower shall have paid the fees required to be paid to the Agent and the Lenders on the Closing Date and all invoiced reasonable out-of-pocket other costs and expenses which have been invoiced and are payable pursuant to Section 2.5(a) (including (i) the invoiced reasonable out-of-pocket legal fees and expenses of Akin Gump Strauss Hauer & Feld LLP, counsel to the Lenders and the ad hoc committee of the Senior Noteholders, (ii) the invoiced reasonable out-of-pocket legal fees and expenses of Ropes & Gray, LLP, counsel to the Agent and (iii) the invoiced reasonable out-of-pocket fees and expenses of Houlihan Lokey Capital Inc., financial advisor to the Lenders and the ad hoc committee of the Senior Noteholders), in each case, to the extent invoiced three (3) Business Days prior to the Closing Date.
(c)    Final Order. The Agent and Lenders shall have received a certified copy of the Final Order, which Final Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Agent and Initial Lenders.
(d)    First Day Order. The “first day” orders (including, without limitation, any motions related to the Loan Documents, cash management and any critical vendor or supplier motions), in form, scope and substance reasonably satisfactory to the Lenders and their counsel, on the one hand, and the Borrower, on the other hand, shall have been entered in the Chapter 11 Cases (the “First Day Orders”).
(e)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Loan Documents or under law or reasonably requested by the Required Lenders to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein shall be in proper form for filing, registration or recordation.
(f)    Material Contracts. The Required Initial Lenders shall be satisfied in their reasonable judgment that, except as authorized by the Interim Order, there shall not occur as a result of, and after giving effect to, the Initial Term Loans, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Borrower’s or other Loan Parties’ debt instruments and other Material Contracts which would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis.
(g)    No Material Adverse Effect. Except for the Chapter 11 Cases and defaults under certain contracts as set forth on Schedule 3.1, no Material Adverse Effect shall have occurred since September 30, 2016.
(h)    No Litigation. There shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases) that is not stayed and could reasonably be expected to result in a Material Adverse Effect.
(i)    Approvals; No Restrictions. Other than the DIP Orders, all governmental and third party approvals necessary or required in connection with the transactions contemplated to occur on the Closing Date and the continuing operations of the Borrower and its Subsidiaries (including shareholder approvals, if any) shall have been obtained and be in full force and effect. The Borrower and its Affiliates and Subsidiaries (A) shall not be subject to contractual or other restrictions that would be violated by the execution and delivery of the Loan Documents or the initial extension of credit hereunder and (B) shall not be subject to any action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality that would restrain, prevent or otherwise adversely affect the transactions contemplated by the Loan Documents.
(j)    Indebtedness. The Borrower shall have no outstanding Indebtedness or Liens, other than Permitted Indebtedness and Permitted Liens, other than unsecured Indebtedness existing as of the Petition Date.
(k)    DIP Revolving Loan Documents. The DIP Revolving Loan Documents shall be in form and substance satisfactory to the Initial Lenders.
(l)    Creditor Support Agreement. The Creditor Support Agreement shall be in full force and effect and shall not have been amended or modified without the Initial Lenders’ prior written consent.
(m)    Financial Advisor. Alvarez & Marsal shall have been engaged by the Loan Parties as a financial advisor, and the scope of engagement of Alvarez Marsal, as financial advisor, shall be satisfactory to the Initial Lenders.
3.2    Conditions Precedent to each Term Loan. The obligation of the Lenders (or any member thereof) to make any Term Loan hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)    the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
(c)    the making of such Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently;
(d)    no later than 34 days after the Petition Date, the Bankruptcy Court shall have entered a Final Order;
(e)    the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required Lenders;
(f)    the Borrowing complies with the DIP Budget (including any permitted variances pursuant to Section 7) and such funding shall not cause the aggregate amount of the Term Loans to exceed the amount then authorized by the DIP Order, as the case may be, and any order modifying, reversing, staying or vacating either such order shall not have been entered;
(g)    the funding shall not cause the aggregate amount of the Loans to exceed the aggregate amount permitted under the DIP Budget or this Agreement and the use of the proceeds of such Loans shall be in compliance in all material respects with this Agreement; and
(h)    delivery to the Agent of an appropriate Borrowing Request, duly executed and completed, in accordance with Section 2.3(a)(i).
For purposes of determining compliance with the conditions set forth in this Section 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the proposed Funding Date specifying its objection thereto and such Lender shall not have made available to the Agent such Lender’s ratable portion of the Term Loans to be drawn on the proposed Funding Date.

3.3    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.
3.4    Effect of Maturity. On the Maturity Date, all commitments of the Lenders to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full in accordance with Section 2.4. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lenders’ obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at the Loan Parties’ expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) in form and substance satisfactory to the Agent, as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.5    Conditions Precedent to Each Withdrawal. The Borrower may make a Withdrawal on each Withdrawal Date subject to the satisfaction, or waiver by the Required Lenders in accordance with this Agreement of the following conditions:
(a)    the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Withdrawal, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)    no Default or Event of Default shall have occurred and be continuing on the date of such Withdrawal, nor shall either result from the making thereof;
(c)    no later than 34 days after the Petition Date, the Bankruptcy Court shall have entered a Final Order;
(d)    the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Agent and Required Lenders;
(e)    availability under the DIP Revolving Credit Agreement shall not exceed $50,000 (after giving effect to the borrowing amounts set forth in any pending borrowing requests delivered by the Borrower to the DIP Revolving Agent);
(f)    the Withdrawal complies with the DIP Budget (including any permitted variances pursuant to Section 7);
(g)    the Withdrawal shall not exceed the aggregate amount permitted under the DIP Budget or this Agreement on a weekly basis and the use of the proceeds shall be in compliance in all material respects with this Agreement; and
(h)    delivery to the Agent, of a Notice of Withdrawal, duly executed and completed, consented to and acknowledged in accordance with Section 2.3(a)(iii).

4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date and as of date of the making of each Term Loan (or other extension of credit) made thereafter or Withdrawal made thereafter, as though made on and as of the Closing Date or the date of such Term Loan (or other extension of credit) or Withdrawal (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii)  has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)    Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
4.2    Due Authorization; No Conflict.
(a)    Subject to the approval of the Bankruptcy Court pursuant to the DIP Order, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)    Subject to the approval of the Bankruptcy Court pursuant to the DIP Order, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interest of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals the failure to obtain which could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3    Governmental Consents. Subject to the approval of the Bankruptcy Court pursuant to the DIP Order, the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect.
4.4    Binding Obligations; Perfected Liens.
(a)    Subject to the approval of the Bankruptcy Court and pursuant to the DIP Order, each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.
(b)    Subject to the approval of the Bankruptcy Court and pursuant to the DIP Order, Agent’s Liens in the Collateral are validly created, perfected and have the priorities set forth in the DIP Order.
4.5    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6    Litigation.
(a)    Other than the filing, commencement and continuation of the Chapter 11 Cases, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
4.7    Compliance with Laws. Except as otherwise permitted by the Bankruptcy Code or pursuant to any order of the Bankruptcy Court, which order shall be in form and substance acceptable to the Agent and Required Lenders, no Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since September 30, 2016, other than the filing, commencement and continuation of the Chapter 11 Cases and the events that customarily result from the filing, commencement and continuation of the Chapter 11 Cases (including any litigation resulting therefrom), no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.
4.9    No Fraudulent Conveyance. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10    Employee Benefits. Except as set forth on Schedule 4.10, no Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.
4.11    Environmental Condition. Except as set forth on Schedule 4.11, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
4.13    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15    Payment of Taxes. Except to the extent subject to the automatic stay of Section 362 of the Bankruptcy Code and as otherwise permitted under Section 5.5 or as set forth on Schedule 4.15 hereto, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, all Taxes shown on such tax returns to be due and payable and all Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. To the extent consistent with the DIP Budget and the DIP Order, each Loan Party and each of its Subsidiaries have made adequate provision to the extent required by, and in accordance with GAAP for all Taxes not yet due and payable. No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18    Sanctions, Corruption, Export Control.
(a)    None of any Loan Party, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries is an Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.
(b)    None of any Loan Party, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any Loan Party or any of its Subsidiaries is aware or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable antibribery law or anticorruption law, including, but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Loan Parties and their respective Subsidiaries and, to the knowledge of Borrower, its Affiliates, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations (including other applicable anticorruption laws) and have instituted and maintain policies and procedures designed to ensure, and which are reasonable expected to continue to ensure, continued compliance therewith.
(c)    Each Loan Party and each of its Subsidiaries is in compliance in all material respects with all relevant export, reexport and import laws applicable to such Loan Party or such Subsidiary, as the case may be. None of any Loan Party or any of its Subsidiaries has shipped or provided any item for delivery to, and are not currently providing any services in or to, a country, entity or individual in violation of any applicable export or reexport laws, including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury, United States Department of Commerce, or United States Department of State, and are not currently providing any Services, to a country or an individual in violation of any export or reexport laws.
4.19    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Borrower or its Subsidiaries. None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20    [Reserved].
4.21    Leases. Except as set forth on Schedule 4.21 or to the extent any lease obligations are rejected in accordance with the DIP Budget and pursuant to the Chapter 11 Cases, each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business where Collateral is located and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.22    [Reserved].
4.23    [Reserved].
4.24    Location of Inventory. The Inventory of Borrower and its Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule E-3 (as such Schedule may be updated pursuant to Section 5.2).
4.25    [Reserved].
4.26    [Reserved].
4.27    [Reserved].
4.28    [Reserved].
4.29    Section 1110. With respect to the Aircraft, Engines, and Spare Parts that are owned by Evergreen and Evergreen Alaska, that constitute Collateral, and that were first placed into service after October 22, 1994, and except as otherwise provided in the DIP Order, the Agent, is entitled to the benefit of Section 1110 of the Bankruptcy Code in connection with the exercise of its remedies under this Agreement or any of the other Loan Documents in respect of any such Aircraft, Engines, or Spare Parts.
4.30    Material Contracts. Set forth on Schedule 4.30 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts (other than the Prepetition Revolving Loan Documents, DIP Revolving Loan Documents, Senior Notes Documents, Loan Documents, the Seller Notes, and the Preferred Equity Documents) of each Loan Party and its Subsidiaries as of the most recent date on which Borrower provided the Compliance Certificate pursuant to Section 5.1; provided, however, that Borrower may amend Schedule 4.30 to add or remove Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrower provides the Compliance Certificate. Each Material Contract (including the DIP Revolving Loan Documents, Senior Notes Documents, the Seller Notes, and the Preferred Equity Documents) other than those that have expired at the end of their normal terms (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary to the extent any such default could reasonably be expected to have a Material Adverse Effect.
4.31    Spare Parts.
(a)    The Spare Parts Loan Parties keep correct and accurate records itemizing and describing the type, quality, and quantity of their Spare Parts. The Spare Parts Loan Parties have full legal and beneficial ownership to such Spare Parts, free and clear of all Liens other than Permitted Liens.
(b)    Each Rotable, Expendable, and other Spare Part that is identified by Borrower as Eligible Inventory in the most recent Borrowing Base Certificate submitted to the DIP Revolving Agent (i) is, as of the date of such Borrowing Base Certificate, of good and merchantable quality, free from material defects, serviceable in accordance with each Spare Parts Loan Party’s Maintenance Program and its manufacturer’s limits, in good operating condition and ready for immediate use or operation in accordance with each Spare Parts Loan Party’s Maintenance Program and has all serviceability tags applicable thereto and all related applicable back to birth records and all other documents required by the FARs, (ii) is, as of the date of such Borrowing Base Certificate, not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory, (iii) is, as of the date of such Borrowing Base Certificate, accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number or manufacturer’s part number, as applicable, if a serialized Spare Part that the Spare Parts Loan Parties customarily track by serial number and location, and as to whether it is a Rotable or Expendable), and (iv) is not installed on an Aircraft or Engine.
(c)    Except to the extent expressly permitted by Section 5.19(b) or Section 5.19(e) the Spare Parts of the Spare Parts Loan Parties are in the possession and control of the Spare Parts Loan Parties held for use in the Spare Parts Loan Parties’ business, and only located at the locations identified on Schedule E-3 of this Agreement (as such Schedule may be updated from time to time pursuant to Section 5.2), and (ii) except for Spare Parts that are identified by Borrower in the most recent Borrowing Base Certificate submitted to the DIP Revolving Agent and owned by Evergreen or Evergreen Alaska and Spare Parts owned by Evergreen or Evergreen Alaska and located at the designated locations set forth in the Spare Parts Security Agreement recorded with the FAA, there is no Eligible Inventory (including “appliances” and “spare parts” as defined in 49 CFR) owned or maintained by or for or on behalf of an “air carrier” certificated under 49 USC 44705.
(d)    The most recently delivered Spare Parts Inventory system/perpetual report delivered to Agent contains a list of all Spare Parts of the Spare Parts Loan Parties as of the date of delivery and includes the item numbers and names, country codes, item group codes, status codes, warehouse codes, on hand amount, inventory value, and all other information reasonably requested by Required Lenders) (delivered electronically in an acceptable format, if the Borrower has implemented electronic reporting). The Spare Parts listed on such report are covered by Warranties applicable thereto that are at least as extensive as the warranties that are maintained by similarly situated businesses in accordance with industry practice, and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.
(e)    The Spare Parts owned by the Spare Parts Loan Parties and located in the United States are primarily maintained for the purposes of installing such Spare Parts on Aircraft, Engines, Propellers, or Appliances operated by Borrower, Evergreen or Evergreen Equity.
(f)    Each Spare Parts Loan Party possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of its Spare Parts (to the extent such Spare Parts Loan Party performs any of such actions) or to the maintenance, use, operation, or sale of any of its Spare Parts.
(g)    Each Spare Parts Loan Party uses, stores, maintains, overhauls, repairs and refurbishes (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of its Spare Parts, and maintains books and records with respect thereto, in compliance with the material requirements of the FARs and other applicable law (including the provision of FAA serviceability tags where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by a Spare Parts Loan Party so long as (i) such protest is instituted promptly and prosecuted diligently by such Spare Parts Loan Party in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any Spare Part or diminution in value of any Spare Part as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for such Spare Parts Loan Party, Agent, or any of the Lenders as a result of such contest, (iv) the Agent and the Required Lenders are reasonably satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on such Spare Parts, and (v) there is no material risk of any adverse effect on the ownership interest of Borrower or Evergreen in such Spare Part.
(h)    (i) The only Spare Parts Tracking Systems currently used by the Spare Parts Loan Parties to track the location, use and maintenance status of its Spare Parts is Dynamics AX and AV TRACK, (ii) each of its license agreements with respect to such Spare Parts Tracking System is a non-exclusive license in perpetuity for which Spare Parts Loan Parties paid a one-time fee and has no further on-going payment obligations of any nature whatsoever, and (iii)  each Spare Parts Loan Party has duly granted a security interest in such Spare Parts Tracking System under the Spare Parts Security Agreement, without any requirement for prior written consent of the licensor of such Spare Parts Tracking System.
4.32    Engines.
(a)    Borrower, Evergreen and Evergreen Equity keep correct and accurate records itemizing and describing the type, quality, and quantity of its Engines and of all major components thereof. In the case of all Engines that are Collateral, in each case, Borrower, Evergreen or Evergreen Equity has full legal and beneficial ownership to such Engines, free and clear of all Liens (other than Permitted Liens).
(b)    Each Engine that is identified by Borrower as an Eligible Engine in the most recent Borrowing Base Certificate submitted pursuant to the DIP Revolving Credit Agreement is, as of the date of such Borrowing Base Certificate, (i) either (A) of good and merchantable quality, free from material defects, and the Engine manufacturer’s limits, in good operating condition (ordinary wear and tear excepted) and ready for immediate use or operation in accordance with the FARs and has all serviceability tags applicable thereto and all related applicable back to birth records and all other documents required by the FARs, or (B) is subject to Eligible Maintenance, (ii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Engines, and (iii) accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number).
(c)    Except to the extent expressly permitted by Section 5.20, the Engines of Borrower, Evergreen and Evergreen Equity that constitute Collateral are in the possession and control of Borrower, Evergreen or Evergreen Equity, held for use in Borrower’s, Evergreen’s or Evergreen Equity’s business and, other than Engines that are the subject of a Permitted Spare Parts Installation, are only located at the locations identified on Schedule E-2 (as such schedule may be updated pursuant to Section 5.2).
(d)    Annex A of each of the Aircraft and Engines Security Agreements contains a true and complete summary description by manufacturer, model and serial number of all of the Eligible Engines, as of each date that this representation and warranty is given. The Eligible Engines on such Annex A are covered by Warranties applicable thereto that are at least as extensive as the warranties and other product assurance documents that are maintained by similarly situated businesses in accordance with industry practice (including for Engines purchased on an asis basis to the extent applicable), and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice. The Engines owned or leased by Borrower, Evergreen or Evergreen Equity are primarily maintained for the purposes of installing such Engines on Aircraft operated by Borrower, Evergreen or Evergreen Equity.
(e)    Each of Borrower, Evergreen and Evergreen Equity possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of its Engines (to the extent such Borrower, Evergreen or Evergreen Equity performs any of such actions) or to the maintenance, use, operation, or sale of any of its Engines.
(f)    Each of Borrower, Evergreen and Evergreen Equity uses, stores, maintains, overhauls, repairs and refurbishes (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of its Engines, and maintains books and records with respect thereto, in compliance with the material requirements of the FARs and other applicable law (including the provision of FAA serviceability tags and back to birth records where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by Borrower, Evergreen or Evergreen Equity so long as (i) such protest is instituted promptly and prosecuted diligently by Borrower, Evergreen or Evergreen Equity in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any such Engines or diminution in value of such Engines as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for Borrower, Evergreen, Evergreen Equity, Agent, or any of the Lenders as a result of such contest, (iv) the Agent and the Required Lenders are satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on the Engines that are Collateral, (v) there is no material risk of any adverse effect on the ownership interest of Borrower, Evergreen or Evergreen Equity (as the case may be) in the Engines that are Collateral.
(g)    To Borrower’s knowledge, after due inquiry, all information concerning each Eligible Engine and all other Engines that are Collateral provided by or on behalf of Borrower, Evergreen or Evergreen Equity to any appraiser at the request of the Required Lenders is true and correct at the time so provided and no information material to the value of any Eligible Engine and all other Engines that are Collateral (including incident reports with respect to such Engine) was not included in the information provided to such appraiser.
4.33    Eligible Aircraft. Full legal and beneficial ownership of each Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate submitted pursuant to the DIP Revolving Credit Agreement is held by Borrower, Evergreen or Evergreen Equity and is free and clear of all Liens (other than Permitted Liens).
(a)    Each Aircraft that is identified by Borrower as an Eligible Aircraft in the most recent Borrowing Base Certificate submitted pursuant to the DIP Revolving Credit Agreement, as of the date of such Borrowing Base Certificate, (i) is registered with the FAA in the name of Borrower, Evergreen or Evergreen Equity as owner free and clear of all Liens of record with the FAA (except those in favor of the Prepetition Revolving Agent, Senior Note Collateral Agent, DIP Revolving Agent or Agent), (ii) is in good operating condition, free from material defects and is maintained in accordance with the FARs and other applicable laws and has a valid and current airworthiness certificate and other relevant licenses and registrations, (iii) has all applicable serviceability tags applicable thereto and all related applicable back-to-birth records and other documents required by the FARs, (iv) is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Aircraft, and (v) is accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number and registration number) and its Engines are accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number).
(b)    Each Aircraft that is identified by Borrower as an Eligible Aircraft in the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement is in the possession and control of Borrower, Evergreen Equity, or a Person providing Eligible Maintenance.
(c)    Each Eligible Aircraft that is identified by Borrower as an Eligible Aircraft in the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement is covered by Warranties applicable thereto that are at least as extensive as the warranties and other product assurance documents that are maintained by similarly situated businesses in accordance with industry practice (including for Aircraft purchased on an asis basis to the extent applicable), and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.
(d)    Each of the Borrower, Evergreen and Evergreen Equity possess all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of the Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate delivered to the DIP Revolving Agent or any other Aircraft that is Collateral (to the extent such Borrower or Evergreen Equity performs any of such actions) or to the maintenance, use, operation, or sale of any such Aircraft.
(e)    Each of Borrower, Evergreen and Evergreen Equity use, store, maintain, overhaul, repair and refurbish (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of the Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement and all other Aircraft that is Collateral and maintains books and records with respect thereto in compliance with the requirements of the FARs and other applicable law (including the provision of FAA serviceability tags and back to birth records where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by Borrower, Evergreen or Evergreen Equity so long as (i) such protest is instituted promptly and prosecuted diligently by Borrower, Evergreen or Evergreen Equity in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any such Aircraft or diminution in value of any such Aircraft as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for such Borrower or Evergreen Equity, Agent, or any of the Lenders as a result of such contest, (iv) the Agent and Required Lenders are satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on such Aircraft, and (v) there is no material risk of any adverse effect on the ownership interest of such Borrower or Evergreen Equity (as the case may be) in such Aircraft.
(f)    Except as disclosed in a written notice from Borrower to Agent, (i) no Aircraft that is identified by Borrower as an Eligible Aircraft (including any related Engine) in the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement since the date of such Borrowing Base Certificate has suffered, or become the subject of, any damage or defect the cost of repair of which is more than $2,500,000 and (ii) there are no events, conditions or circumstances that have occurred or exist that could reasonably be expected to cause the Net Orderly Liquidation Value of such Aircraft to be less than the amount set forth in the most recent Borrowing Base Certificate provided to the DIP Revolving Agent.
(g)    All information concerning each Aircraft that is identified by Borrower as an Eligible Aircraft in the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement provided to any appraiser at the request of the Required Lenders is true and correct in all material respects at the time so provided and no information material to the value of any Eligible Aircraft (including incident reports with respect to such Eligible Aircraft) was not included in the information provided to such appraiser.
4.34    FAA Certificates, Licenses, and Permits. Each of Evergreen and Evergreen Alaska holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and each of them is air carrier certificated under 49 U.S.C. 44705. Each of the Borrower and its Subsidiaries (except Evergreen and Evergreen Alaska) does not hold an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and none of them is an air carrier certificated under 49 U.S.C. 44705. Each of the Borrower and each of its Subsidiaries possesses all necessary certificates, franchises, air carrier and other licenses, permits, rights, authorizations and concessions and consents which are material to the operation of Aircraft operated by it and routes flown by it and the conduct of its business and operations as currently conducted. None of the Borrower nor any of its Subsidiaries has received any citation, notice, letter, order, findings, or other communication from any Governmental Authority declaring or suggesting that any Loan Party is, or may be, in violation of the FARs in connection with any aspect of its business.
4.35    Other FAA Certificates, Licenses, and Permits. Each of Evergreen and Evergreen Alaska is an “air carrier” as defined in 49 U.S.C. Section 41102(a). The Borrower is not an “air carrier” as defined in 49 U.S.C. Section 41102(a). Each of the Borrower and each of its Subsidiaries possesses all necessary certificates, franchises, air carriers and other licenses, permits, rights, authorizations and concessions and consents which are material to the operation of Aircraft operated by it and routes flown by it and the conduct of its business and operations as currently conducted.
4.36    Negative Pledge on Aircraft. None of the Borrower or any of its Subsidiaries will create, incur, assume or otherwise cause or suffer to exist or become effective any Lien on any Eligible Aircraft, Eligible Engines, or Eligible Inventory that secures any Indebtedness or any related guarantees (other than Liens to secure the Obligations, the Senior Note Indebtedness, the Indebtedness under the Prepetition Revolving Credit Agreement and the Indebtedness under the DIP Revolving Credit Agreement. None of the Borrower or any of its Subsidiaries will create, incur, assume or otherwise cause or suffer to exist or become effective any Lien on any Aircraft, Engines, or Inventory that secures any Indebtedness or any related guarantees other than Permitted Liens on Aircraft, Engines and Inventory.
4.37    Matters Relating to Liens and Property Rights. The entry of the DIP Order is effective to create in favor of Agent, for the benefit of the Agent and the Lenders, as security for the Obligations, (i) a valid first priority (other than with respect to the Permitted Priority Liens and as set forth in the DIP Order) Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code and (ii) an allowed administrative expense in the Chapter 11 Cases having priority under Section 364(c)(1) of the Bankruptcy Code over all other administrative expenses (including, without limitation, such expenses specified in Sections 105, 326, 328, 330, 331, 365, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code), subject only to the Permitted Priority Liens and as set forth in the DIP Order (the “Superpriority Claims”).
4.38    DIP Budget. The DIP Budget and any amendments thereto were prepared by Borrower’s financial personnel and represents the good faith estimate of the Borrower at such time as to the probable course of Borrower’s business and financial affairs, over the periods shown therein, subject to the assumptions stated therein.
4.39    Financing Order. The DIP Order is in full force and effect, is not subject to a pending appeal or motion for leave to appeal or other proceeding to set aside such order and has not been reversed, modified, amended, stayed or vacated except with Agent’s and Required Lenders’ prior written consent.

5.	AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1    Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of the Borrower, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent and the Required Lenders.
5.2    Reporting; Inventory Records. Borrower shall keep correct and accurate records itemizing and describing the type, quality, and quantity of their and their Subsidiaries’ Inventory and the book value thereof. Borrower will deliver to Agent, with copies to each Lender, any updates to Schedule E-2 and Schedule E-3, and such schedules shall be deemed amended by such updates.
5.3    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4    Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.
5.5    Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period (including any extensions by virtue of the Chapter 11 Cases) all material Taxes with respect to periods after the Petition Date whether real, personal, or otherwise, due and payable by, or imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such Tax is the subject of a Permitted Protest.
5.6    Insurance.
(a)    Borrower will, and will cause each of its Subsidiaries to, at Borrower’s expense, (i) maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in same or similar businesses (including all-risk ground coverage of each Spare Parts Loan Party’s Spare Parts, Engines, Aircraft, and Propellers). Borrower also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) extra expense, public liability, aircraft public liability insurance complying with all applicable regulatory requirements, (including (a) passenger legal liability, and (ii) if such insurance is then generally carried by other helicopter carriers, aircraft war risk and allied perils insurance in accordance with London form AVN52C (as in effect on the date hereof or in accordance with the FAA’s Chapter 443 Aviation Insurance Policy as in effect on the date hereof) or its equivalent form reasonably acceptable to the Required Lenders), cargo liability insurance, and war risk and allied perils hull (including confiscation, expropriation, nationalization and seizure by a government other than the United States), terrorist and hijacking insurance, all risk property insurance covering all assets of the Loan Parties (including both real and personal property) general liability, automobile liability complying with all applicable regulatory requirements, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to the Required Lenders and in such amounts as required herein or if a limit is not specified, as carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to the Required Lenders). All hull and spares ground and “in transit” insurance shall be on an “agreed” value basis without right of replacement in an amount in each case not less than (i) with respect to Eligible Engines and Eligible Aircraft, the Net Orderly Liquidation Value shown on the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement for all Eligible Engines and for Eligible Aircraft and (ii) with respect to Eligible Inventory, the book value of Eligible Inventory shown on the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement for Eligible Inventory and are to include a Breach of Warranty Endorsement (or equivalent) in favor of Agent. All deductibles shall be in an amount reasonably satisfactory to the Required Lenders (it being understood that the deductibles reflected on the certificates of insurance delivered to Agent on the Closing Date are acceptable to the Required Lenders).
(b)    All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard mortgagee or lender loss payable endorsement (as applicable) with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Required Lenders may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fails to maintain such insurance, Agent may (but shall have no obligation to) arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of (i) any loss, individually or in the aggregate, exceeding $2,500,000 covered by its or its Subsidiaries’ casualty or business interruption insurance and (ii) any cancellation of any policy of insurance placed with the FAA. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(c) Borrower will, and will cause each of its Subsidiaries to, comply with all insurance obligations and requirements set forth in the Aircraft and Engines Security Agreement and the Spare Parts Security Agreement. In the event of an actual, irreconcilable conflict between the insurance provisions relative to Aircraft or Engines in this Agreement and the insurance provisions in the Aircraft and Engines Security Agreement, the insurance provisions in the Aircraft and Engines Security Agreement shall control and govern.
5.7    Inspection.
(a)    Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours.
(b)    Borrower will, and will cause each of its Subsidiaries to, permit Agent and HeliValue$, Inc. (or such other appraiser acceptable to the DIP Revolving Agent and reasonably acceptable to the Required Lenders) to conduct appraisals and valuations at such reasonable times and intervals as Agent and the Required Lenders may designate; provided that so long as no Default or Event of Default has occurred and is continuing, (i) Agent and HeliValue$, Inc. (or such other appraiser acceptable to the DIP Revolving Agent and reasonably acceptable to the Required Lenders) may only conduct one (1) appraisal and valuation prior to the Maturity Date and (ii) Agent may only conduct one (1) field examination per each calendar quarter.
5.8    Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including any order of the Bankruptcy Court), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9    Environmental. Borrower will, and will cause each of its Subsidiaries to,
(a)    Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)    Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10    Disclosure Updates. Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11    [Reserved].
5.12    Further Assurances. Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent or the Required Lenders, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent or the Required Lenders may reasonably request in form and substance reasonably satisfactory to Agent and the Required Lenders, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $2,500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrower that is a CFC (or any Subsidiary of such CFC). To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of the Borrower, Evergreen, and each of their respective Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).
5.13    Chief Restructuring Officer. Borrower will continue to retain and engage the Chief Restructuring Officer and such Chief Restructuring Officer will (a) report to the Board of Directors of the Borrower and (b) will have those powers and duties set forth on Schedule 5.13. Upon the resignation or termination of the Chief Restructuring Officer or other occurrence rendering the Chief Restructuring Officer incapacitated or unavailable, subject to the approvals required under the Bankruptcy Court, the Borrower shall promptly (and no later than five (5) Business Days after such resignation, termination or such other occurrence) retain a replacement Chief Restructuring Officer acceptable to the Required Lenders and the Borrower (it being understood that any director or managing director (or a Person with a similar title) with previous experience as a chief restructuring officer (or similar experience) at Debtors’ Financial Advisor shall be deemed acceptable to the Required Lenders) and the scope of the engagement of such replacement Chief Restructuring Officer and fees shall be reasonably acceptable to the Required Lenders and the Borrower.
5.14    Location of Inventory and Aircraft.
(a)    (i) Borrower will, and will cause each of its Subsidiaries to, keep its Eligible Inventory only at the locations identified on Schedule E-3 and in transit in the United States between such locations and their chief executive offices only at the locations identified on Schedule 5.14; (ii) Borrower may update Schedule E-3 as provided pursuant to Section 5.2; and (iii) Borrower may update Schedule 5.14 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.
(b)    Each of Borrower and Evergreen will, and will cause the other Spare Parts Loan Parties to, keep its Eligible Aircraft and Eligible Inventory only in countries that are signatory to the Geneva Convention or the Cape Town Convention.
5.15    [Reserved].
5.16    [Reserved].
5.17    Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, Borrower will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.
5.18    FAA Matters; Citizenship. Each of Evergreen and Evergreen Alaska holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and each of them is an air carrier certificated under 49 U.S.C. 44705. Borrower will, and will cause its Subsidiaries that are engaged in operations as an “air carrier” operator to, be a United States Citizen holding an FAA air carrier operating certificate as required by the FAA and issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. Borrower will, and will cause its Subsidiaries to, possess and maintain all necessary consents, franchises, licenses, permits, rights, authorities and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations from time to time.
5.19    Eligible Inventory.
(a)    (i) Keep all Eligible Inventory only at the locations in the United States; and (ii) keep all Eligible Inventory only at locations identified on Schedule E-3 (as amended pursuant to Section 5.2), (iii) keep all Eligible Inventory fully covered at not less than their book value under Borrower’s “spares” all risk insurance policies, and (iv) keep all Eligible Inventory from being installed or held for installation on an Aircraft or Engine, or otherwise held, by, for, or on behalf an air carrier as defined in 14 CFR 49.  Each Borrower shall, and shall cause each other Spare Parts Loan Party to, also keep all Spare Parts that are Collateral and all Eligible Inventory (except to the extent such Spare Parts are the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.19(e)(ii)) in fenced areas with readily visible signage indicating that the Spare Parts located at such location are subject to a Lien in favor of Agent or otherwise segregated and not commingled with assets that are not Collateral.
(b)    Keep all Spare Parts and other Inventory (except to the extent the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.19(e)) of the Spare Parts Loan Parties not designated as Eligible Inventory only at the locations identified on Schedule E-3 (as amended pursuant to Section 5.2) and not permit any Spare Parts or other Inventory to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person unless a Collateral Access Agreement has been put in place with such Person), provided that: (i) Borrower may amend Schedule E-3 pursuant to Section 5.2 to add additional locations so long as: (A) such amendment occurs by written notice to Agent not less than 10 Business Days prior to the date on which any Spare Parts are moved to such new location, and (B) such new location is within the United States; (ii) any Spare Part that is not Eligible Inventory may be transported to or from, or be in the possession of or under the control of, a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person for purposes of repair in the ordinary course of Borrower’s business without a Collateral Access Agreement so long as either (A) no Event of Default has occurred and is continuing or would result therefrom, or (B) the aggregate book value of all such Spare Parts in the possession of or under the control of all such Persons, in the aggregate, does not exceed $2,000,000; (iii) so long as such transit is in the United States and in the ordinary course of Borrower’s business, the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to any location identified on Schedule E-3; (iv) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such transit is in the ordinary course of Borrower’s business, and (C) the aggregate book value of all Spare Parts moved to all such foreign locations, in the aggregate, does not exceed $2,500,000 (provided that Spare Parts at such foreign locations shall not count against the dollar amount of Spare Parts permitted to be maintained with third parties pursuant to Section 5.19(b)(ii)(B)), the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to any location outside the United States (including locations outside the United States where such Spare Parts are in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person); (v) so long as such transit is in the ordinary course of Borrower’s business, the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory from any location outside the United States to any other location outside the United States; (vi) so long as such transit is in the ordinary course of Borrower’s business,  the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to the location of Aircraft, Engines, flight simulators or other Equipment to complete a Permitted Spare Parts Installation that is permitted pursuant to Section 5.19(e); and (vii)  the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory pursuant to pool, exchange or lease transactions permitted pursuant to Section 5.19(e).
(c)    Maintain in effect a Spare Parts Tracking System.
(d)    Maintain, with respect to Spare Parts, all records, logs, serviceability tags and other documents and materials required by applicable law, including the FARs, or by the Spare Parts Loan Parties' Maintenance Program.
(e)    Not permit any Spare Parts to be leased, sold, exchanged, attached or installed on any Aircraft, Engine, flight simulator, or other Equipment, or otherwise disposed of; provided, however, that (i) so long as no Overadvance (as defined under the DIP Revolving Credit Agreement) is outstanding or would result therefrom (after having removed any such Eligible Inventory from the Borrowing Base (as defined under the DIP Revolving Credit Agreement)), the Spare Parts Loan Parties may sell Spare Parts that are not Eligible Inventory in the ordinary course of Borrower’s business, (ii) so long as no Overadvance (as defined under the DIP Revolving Credit Agreement) is outstanding or would result therefrom, Borrower may make Permitted Spare Parts Installations with Eligible Inventory, (iii) the Spare Parts Loan Parties may make Permitted Spare Parts Installations with Spare Parts (other than Eligible Inventory), and (iv) with respect to Spare Parts that are not Eligible Inventory, the Spare Parts Loan Parties may pool, exchange, or lease such Spare Parts in the ordinary course of business so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the aggregate book value of all such Spare Parts, in the aggregate, does not exceed $1,000,000.
(f)    Each Borrower, on behalf of each of its Subsidiaries, hereby waives any and all rights that it has or may have in the future to assert or claim against Agent or any of the Lenders or any transferee pursuant to the exercise of remedies under any of the Loan Documents, any mechanic's, repairer's, servicer's, storer's or other Lien against any Collateral, including any Spare Parts, Engines, or Aircraft constituting Collateral. Not permit any of its Spare Parts to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or similar Person except: that any Spare Part that is not an Eligible Inventory may be in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person to the extent expressly permitted by (but without duplication of) Section 5.19(b).
5.20    Eligible Engines.
(a)    (i) Keep each Engine identified as an Eligible Engine in any Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement in an Aircraft identified as an Eligible Aircraft in such Borrowing Base Certificate; (ii) keep each Engine that is Collateral (A) only at the locations identified to Agent pursuant to Section 5.2; (B) only at a location in a country that is signatory to the Geneva Convention or the Cape Town Convention, (C) at all times fully covered at not less than their Net Orderly Liquidation Value under Borrower’s “spares” all risk policies while in such transit (and all such Spare Parts in transit at any time are fully covered at not less than the book value under Borrower’s “spares” all risk policies); and (iii) notify Agent of new locations owned or leased by a Loan Party on which Eligible Engines or Engines that are Collateral are located so long as (A) such notice occurs by written notice to Agent not less than 20 days prior to the date on which any Engines are moved to such new location, (B) such new location is in a country that is signatory to the Geneva Convention or the Cape Town Convention, and (C) with respect to any such new leased location where Engines that are not Eligible Engines inserted into Eligible Aircraft are kept, within 90 days after the time of such written notification, Borrower provides Agent with evidence satisfactory to the Required Lenders that Borrower has used its reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location (provided, however, that so long as Borrower provides Agent with evidence satisfactory to the Required Lenders that Borrower has used its reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location, if Borrower fails to deliver to Agent such Collateral Access Agreement within 90 days of the time of such written notification, no Event of Default shall have occurred and be continuing). Unless (i) such Engine is in for Eligible Maintenance or (ii) such Engine is in transit in compliance with Section 5.20(a), not permit any Engine identified as an Eligible Engine in the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement or any Engine that is Collateral to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person.
(b)    Unless (i) such Engine is in for Eligible Maintenance or (ii) such Engine is in transit in compliance with Section 5.20, not permit any Engine identified as an Eligible Engine in the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement or any Engine that is Collateral to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person.
(c)    Unless such Engine is attached to one of the Aircraft operated by Borrower, Evergreen or Evergreen Equity, not permit any Engine identified as an Eligible Engine in the most recent Borrowing Base Certificate or any Engine that is Collateral to be leased, sold, exchanged or attached or installed on any Aircraft.
(d)    The parties hereto agree that for the purposes of the definition of Prospective International Interest in the Cape Town Convention, the making of the Term Loans by the Lenders under this Agreement shall constitute the stated event upon which the Grantor has created or provided for an International Interest in the Aircraft Objects (as such term is defined in the Cape Town Convention) and assigned leases. In addition, without limiting any other provision of this Agreement, Grantor agrees that a Prospective International Interest registration shall be made on the International Registry with respect to each Engine, regardless of whether it is installed on an Airframe.
5.21    Eligible Aircraft
(a)    Not permit any Aircraft identified in the most recent Borrowing Base Certificate delivered pursuant to the DIP Revolving Credit Agreement as Eligible Aircraft to be leased, sold, exchanged or otherwise disposed of or be subject to any leasing, pooling, interchange or similar agreement.
(b)    Comply with all terms and conditions of the Aircraft and Engine Security Agreements and not permit any excluding criteria set forth in the definitions of Eligible Aircraft and Eligible Engine to apply to any Aircraft and Engines identified in the most recent Borrowing Base Certificate as Eligible Aircraft or Eligible Engines. Each Loan Party that executes and delivers an Aircraft and Engine Security Agreement shall be permitted to operate Aircraft in foreign jurisdictions as contemplated by Section 3.9 thereof to the extent that such Loan Party is otherwise in compliance with such Section 3.9 and so long as no such Aircraft is Eligible Aircraft (or represented by any Loan Party or any of its Subsidiaries to be Eligible Aircraft), in each case, on and after the date of deregistration of such Aircraft pursuant to such Section 3.9. The location and operation of any such Aircraft in a foreign jurisdiction as contemplated by any such Section 3.9 shall not be deemed a breach of or default under any covenant, representation or warranty under this Agreement so long as such Aircraft is not Eligible Aircraft and is not represented by any Loan Party or any of its Subsidiaries to be Eligible Aircraft, in each case, on and after the date of deregistration of such Aircraft pursuant to such Section 3.9.
5.22    DIP Budget; Variance Report; Reports filed with the Bankruptcy Court.
(a)    As soon as available, but in any event no later than the third Business Day of each calendar week (commencing with the calendar week ending December 2, 2016), deliver to the Agent for further distribution to each Lender and the Initial Lenders’ Financial Advisor, a Variance Report for the applicable Test Period as of the end of the immediately preceding calendar week.
(b)    As soon as available, but in any event no later than the third Business Day of the last week of each four week period following the Petition Date (commencing on November 30, 2016), deliver to the Agent for further distribution to each Lender and the Initial Lenders’ Financial Advisor, a DIP Budget setting forth on a weekly basis for the next thirteen weeks (commencing with the calendar week in which such DIP Budget is delivered) an updated forecast of the information contained in the Initial DIP Budget or the previously delivered DIP Budget for such period and a written set of supporting assumptions.
(c)    Deliver to the Agent for further distribution to each Lender and the Initial Lenders’ Financial Advisor, copies of all written information with respect to each of the Debtor’s business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of the Borrower with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Cases) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee.
5.23    Milestones. Comply with the following milestones:
(a)    On or prior to the date that is two (2) days after the Petition Date, entry of Interim Order by the Bankruptcy Court;
(b)    On or prior to the date that is fourteen (14) days after the Petition Date, delivery of a business plan reviewed and approved by the Debtors’ Financial Advisor and in a form acceptable to the Required Lenders;
(c)    On or prior to the date that is thirty-four (34) days after the Petition Date, entry of Final Order by the Bankruptcy Court;
(d)    On or prior to the date that is fifty (50) days after the Petition Date, filing by the Loan Parties of a Reorganization Plan that provides that the Obligations under this Agreement are paid in full in cash or is otherwise in form and substance acceptable to the Agent and the Required Lenders (as amended, modified or supplemented with the consent of the Agent and the Required Lenders, the “Acceptable Plan”) and disclosure statement with respect to the Acceptable Plan (as amended, modified or supplemented with the consent of the Required Lenders, the “Disclosure Statement”) with the Bankruptcy Court;
(e)    On or prior to the date that is ninety-five (95) days after the Petition Date, entry by the Bankruptcy Court of an order approving the Disclosure Statement;
(f)    On or prior to the date that is one hundred forty (140) days after the Petition Date, entry by the Bankruptcy Court of an order approving the Acceptable Plan;
(g)    On or prior to the date that is one hundred fifty (150) days after the Petition Date, the Consummation Date of the Acceptable Plan.
5.24    Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 5.24, in each case, within the time limits specified therein (or such longer period of time acceptable to the Required Initial Lenders in their sole discretion).

6.	NEGATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1    Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2    Liens. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien with priority equal to or senior to the Liens created by the Loan Documents, except the Permitted Priority Liens and as set forth in the DIP Order.
6.3    Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries to,
(a)    enter into any merger, consolidation, reorganization, or recapitalization except as permitted in the Creditor Support Agreement,
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) without the prior written consent of the Required Lenders, or
(c)    suspend or cease operating a substantial portion of its or their business without prior written consent of the Required Lenders; or
(d)    form any new Subsidiary without prior written consent of the Required Lenders.
6.4    Disposal of Assets. Other than Permitted Dispositions, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.
6.5    Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6    Prepayments and Amendments. Borrower will not, and will not permit any of its Subsidiaries to,
(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire the Preferred Equity or the Seller Debt;
(ii)    optionally prepay, redeem, defease, purchase, or otherwise acquire any other Indebtedness of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement and (B) Permitted Intercompany Advances; or
(iii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i)    The Prepetition Revolving Loan Documents or DIP Revolving Loan Documents to the extent that such amendment, modification, or change constitutes a Prohibited Revolving Amendment,
(ii)    The Senior Note Documents to the extent that such amendment, modification, or change constitutes a Prohibited Senior Notes Amendment,
(iii)    any other agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness that is not already referenced in clauses (i) or (ii) above other than (A) the Obligations in accordance with this Agreement and (B) Indebtedness permitted under clauses (c), (g), (i) and (j) of the definition of Permitted Indebtedness,
(iv)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or
(v)    any Material Contract that is not already referenced in clause (i), (ii), or (iii) above, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.
6.7    Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that Permitted Intercompany Advances will be permitted so long as (x) such Restricted Payment is permitted by law and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
6.8    Accounting Methods. Other than as permitted under this Agreement, Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9    Investments. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10    Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for:
(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of such Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent and Lenders prior to the consummation thereof, if they involve one or more payments by Borrower or its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,
(b)    so long as it has been approved by such Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Borrower or its applicable Subsidiary,
(c)    so long as it has been approved by such Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice, and
(d)    transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance.
6.11    Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any Term Loan made hereunder for any purpose other than (a) with respect to the proceeds of the Initial Term Loans, to make the First Lien Repayment and (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (c) to fund administrative expenses of the Debtors that are provided for in the DIP Budget, (d) to provide payments of "adequate protection" (as set forth in Section 361 of the Bankruptcy Code) when and to the extent provided therefor in the DIP Order and (e) consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve), in each case, as permitted by, and consistent in all respects with, the DIP Budget and the DIP Order. No portion or proceeds of the advances under the DIP Revolving Credit Agreement, the Term Loans, the Carve-Out or the Collateral may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition Revolving Agent, Prepetition Revolving Lenders, DIP Revolving Agent, DIP Revolving Lenders, Senior Note Collateral Agent, trustee under the Senior Note Indenture, Senior Noteholders, Agent or the Lenders; provided, however, that no more than $25,000, in the aggregate, of the proceeds of the loans under the DIP Revolving Credit Agreement, the Loans and the Collateral may be used by, or to reimburse the fees, cost or expenses of, any Committee to investigate the prepetition liens and claims of the Prepetition Revolving Agent, Prepetition Revolving Lenders, Senior Note Collateral Agent, trustee under the Senior Note Indenture and the Senior Noteholders. The use of proceeds of the Term Loans shall in all cases be in accordance with the DIP Budget (including any permitted variances pursuant to Section 7). Under no circumstances may any cash, funds, securities, financial assets or other property held in or credited to the DIP Term Priority Account or the proceeds thereof held therein or credited thereto be used to pay for any purpose not permitted under the DIP Order.
6.12    Limitation on Issuance of Equity Interests. Except as permitted under the Creditor Support Agreement, Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.
6.13    Sanctions, Corruption, Export Control.
(a)    Borrower will not, and will not permit any of its Subsidiaries to directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as underwriter, advisor, investor, lender or otherwise).
(b)    No part of the proceeds of the Term Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the UK Bribery Act, the FCPA or any other applicable anti-corruption law or otherwise for any payment that could constitute a violation of any applicable anti-bribery law or anti-corruption.
(c)    Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of facilitating the activities of any person, or in any country or territory, in violation of the applicable requirements of the U.S. Export Administration Regulations, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency.
6.14    Financing Order; Administrative Expense Priority; Payments. Borrower will not, and will not permit any of its Subsidiaries to:
(a)    seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Financing Order, except for modifications and amendments joined in or agreed to in writing in advance by Agent and the Required Lenders;
(b)    seek the use of “Cash Collateral” (as defined in the DIP Order) without the prior written consent of Agent and the Required Lenders;
(c)    suffer to exist at any time a priority for any administrative expense or unsecured claim against Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in Sections 105, 326, 328, 503((b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code) or any Superpriority Claim which is equal or superior to the priority of the Lender Group in respect of the Obligations, except as set forth in the DIP Order;
(d)    suffer to exist the incurrence of any administrative expenses not set forth in the DIP Budget and expressly authorized pursuant to an order of the Bankruptcy Court;
(e)    permit any payments on account of any prepetition claims in excess of $75,000, including any prepetition “critical vendor” payments or payment on account of claims or expenses under section 503(b)(9) of the Bankruptcy Code without the consent of the Required Initial Lenders; and
(f)    permit any disbursements in excess of $100,000, other than disbursements in the ordinary course of business without the consent of the Initial Lenders’ Financial Advisor.
Notwithstanding the foregoing, each Borrower shall be permitted to pay as the same may become due and payable administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business and to the extent otherwise authorized under the DIP Order, the DIP Budget and this Agreement.

7.	FINANCIAL COVENANT.
The Borrower will not permit, as of the last day of each Test Period, (i) the sum of the Debtors’ actual "Receipts" during such Test Period to be less than 87.5% of the projected “Receipts” for such Test Period as set forth in the DIP Budget, (ii) the sum of the Debtors’ actual “Operating Disbursements” during such Test Period to exceed 112.5% of the projected “Operating Disbursements” for such Test Period as set forth in the DIP Budget and (iii) the sum of the Debtors’ actual "Cash Flow after Debt Service" for such Test Period to be less than 90% of the projected “Cash Flow after Debt Service” for such Test Period as set forth in the DIP Budget; provided, however, that (x) (A) any variance unfavorable to the Lenders of less than $2,000,000 under clauses (i) and (ii) above and (B) any variance unfavorable to the Lenders of less than $4,000,000 under clause (iii) above, in each case, shall be deemed a permitted variance under this Section 7 and (y) for purposes of calculating any variance under the DIP Budget, projected “Receipts” and projected “Cash Flow after Debt Service” may be adjusted for specifically identified receipts timing items upon approval of the Required Lenders (which approval shall not be unreasonably withheld).

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1    Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations, and such failure continues for a period of 3 Business Days or (b) all or any portion of the principal of the Loans;
8.2    Covenants. If any Loan Party or any of its Subsidiaries:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3, (solely if Borrower is not in good standing in its jurisdiction of organization), 5.6. 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.10, 5.13, 5.14, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22 5.23 or 5.24 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Sections 2, 6, 7, or 9 of the Guaranty and Security Agreement or any other representation, warranty, covenant, or obligation of any of the Loan Parties in the Guaranty and Security Agreement, (v) Sections 3, 4.5, or 5.17 of any of the Aircraft and Engine Security Agreements or any other representation, warranty, covenant, or obligation of any of the Loan Parties in any of the Aircraft and Engine Security Agreements, or (vi) any representation, covenant, or other obligation of any of the Loan Parties in the Spare Parts Security Agreement;
(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or
(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;
8.3    Judgments. If, after the Petition Date, one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $16,665,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4    Voluntary Bankruptcy, etc. Except for any of the Debtors, if an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5    Involuntary Bankruptcy, etc. Except for any of Debtors, if an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6    Default Under Other Agreements.
(a)    Except as otherwise set forth in Section 8.6(b) and any default with respect to which the exercise of remedies is stayed as result of the commencement of the Chapter 11 Cases, if there is (i) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $16,665,000 or more, and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (ii) a default in one or more of the Senior Notes Documents and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right, irrespective of whether exercised, to accelerate the maturity of a Loan Party’s or its Subsidiary’s obligations thereunder, (iii) a default in one or more of the Seller Notes and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right, irrespective of whether exercised, to accelerate the maturity of a Loan Party’s or its Subsidiary’s obligations thereunder, or (iv) a default in one or more of the Preferred Equity Documents and such default (x) occurs upon a mandatory cash payment obligation thereunder, or (y) results in a right, irrespective of whether exercised, to accelerate a Loan Party’s or its Subsidiary’s cash payment obligations thereunder;
(b)    If there is a default in the DIP Revolving Loan Documents or Prepetition Revolving Loan Documents, and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder.
8.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of Agent;
8.10    Loan Documents. If the validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11    Change of Control. A Change of Control occurs, whether directly or indirectly; or
8.12    Bankruptcy Matters.
(a)    If any Loan Party makes any payment on account of any Indebtedness existing as of the Petition Date, except for any payments expressly authorized by the DIP Order and this Agreement or any payments provided for in the DIP Budget;
(b)    If the DIP Orders are not entered by the dates required under Section 5.23 (or such other period as Agent and Required Lenders may agree to in writing); or any DIP Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified in any manner not acceptable to the Agent and the Required Lenders;
(c)    If an order with respect to the Chapter 11 Cases shall be entered by the Bankruptcy Court (i) appointing a trustee under Section 1104, or an examiner with enlarged powers relating to the operation of the business of the Loan Parties under Section 1106(b) of the Bankruptcy Code or (ii) terminating or reducing the period pursuant to section 1121 of the Bankruptcy Code during which any Loan Party has the exclusive right to file and solicit acceptances for their Reorganization Plan;
(d)    Subject to the entry of the Final Order, if any Person other than a Loan Party in connection with the Agreement shall assert any claim in the Chapter 11 Cases arising under Section 506(c) of the Bankruptcy Code against Agent, any Lender or the Collateral, and either (i) the same shall remain unopposed by the Borrower for more than 5 Business Days, or (ii) in any event, any such claim shall not be disallowed, dismissed or withdrawn, with prejudice, within 60 days after the assertion thereof; or if Agent, Lenders or the Collateral are surcharged pursuant to Sections 105, 506(c), 552 or any other section of the Bankruptcy Code;
(e)    If any order is entered by the Bankruptcy Court sustaining any objection or challenge of any kind or nature to the validity, priority, or amount of the liens in favor of or claims held by, or an action to recharacterize or subordinate the Senior Note Collateral Agent, the Senior Noteholders, Agent or Lenders;
(f)    If any Loan Party or any of its Subsidiaries shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Agent or Lenders created by any Loan Document or the DIP Order;
(g)    If an order with respect to the Chapter 11 Cases shall be entered by the Bankruptcy Court converting the Chapter 11 Cases (or any case comprising part of any of the Chapter 11 Cases) to a case under chapter 7 of the Bankruptcy Code;
(h)    If any Reorganization Plan is filed that, or an order shall be entered by the Bankruptcy Court confirming a Reorganization Plan in the Chapter 11 Case which, does not (i) require that the Obligations under this Agreement, the Prepetition Revolving Loan Documents and DIP Revolving Loan Documents be paid in full in cash, including provision for termination of this Agreement in accordance with the provisions of this Agreement, the cash collateralization of all contingent obligations hereunder and the indefeasible payment in full of all Obligations under this Agreement, the Prepetition Revolving Loan Documents and DIP Revolving Loan Documents are otherwise paid in full on or before the effective date of such Reorganization Plan; provided, that the foregoing shall not affect the right of the Agent or each Lender, if any, to object to any Reorganization Plan and (ii) provide for the continuation of the Liens and security interests granted to Agent and priorities until such effective date of the Reorganization Plan and all Obligations are paid in full;
(i)    If an order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Cases which does not contain a provision for (x) termination of this Agreement and (y) the obligations under Senior Notes and the Obligations under this Agreement are not paid in full on or before such dismissal;
(j)    If an order with respect to the Chapter 11 Cases shall be entered, (i) without the express prior written consent of Agent and the Required Lenders, to revoke, vacate, reverse, stay, modify, supplement or amend this Agreement and the transactions contemplated hereby, any Loan Document or the DIP Order or (ii) if Borrower or its Subsidiaries breaches or fails to perform in accordance with the terms of the DIP Order;
(k)    If the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code (i) to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Debtors that have a value in excess of $100,000 in the aggregate or (ii) to state or local environmental or regulatory agency or authority to proceed against, including foreclose (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Loan Parties that have a value in excess of $100,000;
(l)    If a motion shall be filed seeking authority, or an order shall be entered in the Chapter 11 Cases, that (a) permits Borrower or any Loan Party to incur Indebtedness in contravention of the DIP Orders or this Agreement, or (b) permits Borrower or any Loan Party the right to use cash Collateral other than in accordance with the terms of the DIP Order;
(m)    Subject to the DIP Intercreditor Agreement, if proceeds of any sale of Collateral of the Loan Parties are not directly remitted to Agent at the closing thereof; and if any sale of all or substantially all of the Collateral does not provide sufficient net cash proceeds to cause the Obligations to be not paid in full in accordance with the terms of this Agreement from such proceeds;
(n)    If any motions to sell Collateral or approve procedures regarding the same or any plan or disclosure statement or supplements or amendments thereto (other than motions to sell or swap Collateral that do not require the consent of Agent or the Required Lenders hereunder) are not in form and substance reasonably acceptable to Agent and the Required Lenders, or any orders approving or amending any of the foregoing are not in form and substance reasonably acceptable to Agent and the Required Lenders;
(o)    If the Chief Restructuring Officer is terminated or disqualified for any reason or is in material breach of his obligations and scope of engagement; provided an event of default shall not occur if upon such termination or disqualification, such chief restructuring officer is replaced by a person satisfactory to the Agent and the Required Lenders in accordance with Section 5.13;
(p)    If Alvarez & Marsal is terminated or disqualified for any reason as the Debtors’ Financial Advisor or unless otherwise agreed to by the Required Lenders in writing, the scope of such Debtors’ Financial Advisor’s engagement is reduced from the scope of engagement of such Debtors’ Financial Advisor on the Closing Date; provided an event of default shall not occur if upon such termination or disqualification, Alvarez & Marsal is replaced promptly (and no later than fifteen (15) Business Days after such termination or such other disqualification by a financial advisor satisfactory to the Agent and Required Lenders;
(q)    [reserved];
(r)    If any Loan Party's right to use cash Collateral is terminated pursuant to the DIP Order;
(s)    [reserved]; or
(t)    default shall be made by Borrower or any Guarantor in the due observance or performance of any term, condition or obligation contained in the DIP Orders beyond any grace period for such specific default set forth therein or herein.

9.	RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Notwithstanding the provisions of section 362 of the Bankruptcy Code, upon the occurrence and during the continuation of an Event of Default and subject to any notice required under the DIP Order, Agent may, and, at the written instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)    declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;
(b)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated;
(c)    cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;
(d)    subject to the applicable terms, if any, of the DIP Order, terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations;
(e)    subject to the applicable terms of the DIP Order, to apply the funds in the DIP Term Priority Account, other than the Post-Trigger Carve-Out and Accrued Employee Benefits Amount in an aggregate amount not to exceed $1,300,000, to repay the Obligations; provided that any remaining amount after the payment of the Post-Trigger Carve-Out and Accrued Employee Benefits Amount shall be applied to repay the Obligations;
(f)    subject to the applicable terms, if any, of the DIP Order, the Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and
(g)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.
10.1    Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
10.2    The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
10.3    Indemnification. The Loan Parties shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans hereunder, or the use of the proceeds of the Term Loans provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries; (d) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of the purchase, sale, import, export, registration, ownership, replacement, leasing, sub-leasing, wet-leasing, chartering, operation, maintenance, possession, redelivery, control, use, storage, fuelling, manning or supplying of any Aircraft, any Engine or any Part; (e) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of, the condition, testing, delivery, design, manufacture, modification, repair, refurbishment, insurance, maintenance, overhaul, replacement, removal or disposal of any Aircraft, any Engine or any Part or relating to loss or destruction of or damage to any property or death or injury of or other loss of whatsoever nature suffered by any Person caused by, relating to or arising from or out of (in each case whether directly or indirectly, or due to negligence or strict liability) any of the foregoing matters; (f) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of any design, article or material in any Aircraft, any Engine or any Part or the operation or use thereof constituting an infringement of any patent or other intellectual property right or any other similar right whatsoever; and (g) in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of any Aircraft or any Engine or in securing the release of any Aircraft or any Engine (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:
If to Borrower:    ERICKSON INCORPORATED
    5550 S.W. Macadam Avenue, Suite 200
    Portland, OR 97239
    Attn: David Lancelot, VP and CFO
    Fax No.: 503-473-8540
with copies to:    HAYNES AND BOONE, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219-7672
Attn: Craig S. Unterberg
Fax No.: 212-884-8206

If to Agent:    WILMINGTON SAVINGS FUND SOCIETY, FSB
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attn: Geoffrey Lewis
Fax No.: 302-421-9137
E-mail: glewis@wsfsbank.com

with copies to:	ROPES & GRAY LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn: Mark Somerstein
Fax No.: 646-728-1663
E-mail: mark.somerstein@ropesgray.com

and

If to Lenders:	AKIN GUMP STRAUSS HAUER & FELD LLP One Bryant Park New York, NY 10036-6745 Attn: Scott Welkis Fax No.: 212.872.1002
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED IN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT ABSTAINS FROM HEARING OR REFUSES TO EXERCISE JURISDICTION, ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK STATE OF NEW YORK, PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF NEW YORK, NEW YORK.
(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.
(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.
(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1    Assignments and Participations.
(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Agent; provided that no consent of Agent shall be required in connection with (x) an assignment to a Person that is a Lender, an Affiliate of a Lender or Related Fund thereof or (y) the Primary Syndication,
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to a natural person,
(B)    no assignment may be made to a Loan Party, an Affiliate of a Loan Party, or any Sponsor,
(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund thereof or (II) in connection with the Primary Syndication),
(D)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee and the Agent has acknowledged receipt of such notice,
(E)    unless waived by Agent in its sole discretion, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500 (or in connection with the Primary Syndication, the Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $1,750),
(F)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”) and any Tax forms required to be delivered pursuant to Section 16; and
(G)    the assignee, if it is not a Lender, shall deliver to Agent an executed joinder to the Creditor Support Agreement in the form of Exhibit E-1 to the Agreement.
Notwithstanding anything herein to the contrary, none of the Lenders may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees prior to the closing of all assignments made in connection with the Primary Syndication and any prohibited assignment shall be absolutely void ab initio, and the Agent shall not record such assignment on the Register or treat any purported transferee of such Term Loan as the owner of such Term Loan.
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant’”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, or any Sponsor, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h)    Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register. The entries in the Register shall be conclusive absent manifest error.
(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register’”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.
(j)    Agent shall make a copy of the Register available for review during normal business hours by Borrower or any Lender (with respect to such Lender’s Term Loans) from time to time as Borrower or such Lender may reasonably request.
(k)    Following the Funding Date of the Subsequent Term Loans, in connection with the Primary Syndication, (x) certain eligible Senior Noteholders as set forth in the Primary Syndication Procedures shall be offered the right to purchase a portion of the Syndication DIP Term Loans from the Initial Lenders in an amount up to such eligible Senior Noteholders’ proportionate share (based on its pro rata share of Senior Notes held on the Record Date (as defined in the Primary Syndication Procedures)) of the aggregate principal amount of the outstanding Syndication DIP Term Loans and (y) each Initial Lender shall be obligated to assign its proportionate share (based on its pro rata share of outstanding Term Loans) of the outstanding Syndication DIP Term Loans to each participating eligible Senior Noteholder in the Primary Syndication in accordance with the Primary Syndication Procedures. Except as otherwise expressly set forth in the Primary Syndication Procedures, each assignment in connection with the Primary Syndication shall be in accordance with Section 13.1(a)(ii) (provided that Section 13.1(a)(ii)(C) shall not apply). The Agent shall be authorized to (i) establish a trust account to hold the proceeds of the Primary Syndication and (ii) accept and disburse funds from such trust account in accordance with the Primary Syndication Procedures.
(l)    Notwithstanding any other provision of this Agreement or the other Loan Documents, each Lender hereby agrees that it will not:
(i)    other than in connection with the Primary Syndication, sell, transfer, assign, pledge or otherwise directly or indirectly dispose of (to “Transfer” or, if used as a noun, a “Transfer”) any interest in such Lender’s Term Loans to any Person without the concurrent Transfer to such Person of its Senior Notes in an aggregate principal amount equal to the product (x) the principal amount of such Lender’s Term Loans Transferred and (y) the Credit Agreement Transfer Percentage;
(ii)    other than in connection with the Primary Syndication, Transfer any interest in such Lender’s or its affiliates’ Senior Notes to any Person (other than a Transfer to such Lender’s affiliates) without the concurrent Transfer to such Person of such Lender’s (and its affiliates’) Term Loans in an aggregate principal amount equal to the product of (A) the principal amount of such Lender’s (or its affiliates’) Senior Notes Transferred and (B) the Senior Notes Transfer Percentage; and
(iii)    Any Transfer or attempted Transfer of any of the Term Loans or Senior Notes in violation of this Section 13.1(l) shall be absolutely void ab initio; provided, however, that the Agent shall have no obligation to monitor or verify any Lender’s compliance with this Section 13.1(l); provided, further, that the submission of an executed Assignment and Acceptance by a Lender shall be deemed a representation to Agent that such Lender has complied with this Section 13.1(l), and Agent shall be entitled to rely upon (and shall be fully protected in relying upon) such Assignment and Acceptance.
(m)    Notwithstanding any other provision of this Agreement or the other Loan Documents, each Lender hereby agrees that, other than in connection with the Primary Syndication, if such Lender desires to assign all or a portion of its Term Loans (such Lender, the “Assigning Lender”), then prior to contacting or discussing any such proposed assignment with or assigning any Term Loans to any potential assignee (other than any its Affiliates or Related Funds), such Lender shall first deliver a written notice of such proposed assignment to the Agent (for further distribution to each Lender) in substantially the form attached as Exhibit F-1 (the “Assignment Notice”), which shall set forth the aggregate principal amount of Term Loans such Assigning Lender is willing to assign, and shall otherwise comply with the following provisions of this Section 13.1(m). Each of the Lenders (other than the Assigning Lender and its Affiliates and Related Funds) shall have five (5) Business Days (or any other time period longer than five (5) Business Days designated in the Assignment Notice by the Assigning Lender) (the “Purchase Period”) from the receipt of such Assignment Notice to notify the Assigning Lender (a “Purchase Notice”) of such Lender’s offer to acquire the Term Loans of the Assigning Lender, if any, at a specified purchase price (such purchase price, the “Specified Purchase Price”). Each Lender will be deemed to have declined to make an offer for such Term Loans if a Purchase Notice is not delivered prior to the expiration of the Purchase Period. If an offer made pursuant to a Purchase Notice is acceptable to the Assigning Lender, such Assigning Lender shall, within three (3) Business Days of receipt of such Purchase Notice, provide written notice to the Lender who provided the acceptable Purchase Notice and to each other Lender (each, a “Purchase Notice Acceptance”). The assignments related to the Purchase Notice Acceptance shall be consummated within ten (10) Business Days of receipt of the Purchase Notice (it being understood and agreed that, if a Lender duly submits a Purchase Notice, but the Assigning Lender accepts the Specified Purchase Price reflected in the Purchase Notice submitted by another Lender, each Lender who has duly submitted a Purchase Notice shall have the right to purchase its pro rata share (such pro rata share being proportional to the aggregate principal amount of the outstanding Term Loans held by all Lenders that duly submit a Purchase Notice) of the Term Loans that are the subject of a Purchase Notice Acceptance from the Assigning Lender). Each assignment in connection with the provisions of this Section 13.1(m) shall be in accordance with Section 13.1(a)(ii). If (x) none of the Lenders duly submit a Purchase Notice or (y) the Assigning Lender does not deliver a Purchase Notice Acceptance by the date provided above, then the Assigning Lender may assign its Term Loans without offering to assign its Term Loans to the other Lenders under this Section 13.1(m) for a period of 60 days after delivery of the Assignment Notice (the “Remarketing Period”); provided that the Assigning Lender may not assign its Term Loans at a purchase price equal to or lower than the highest Specified Purchase Price in any Purchase Notice, if applicable, during the Remarketing Period. Any assignment in contravention to this Section 13.1(m) shall be absolutely void ab initio; provided, however, that the Agent shall have no obligation to monitor or verify any Lender’s compliance with this Section 13.1(m); provided, further, that the submission of an executed Assignment and Acceptance by a Lender shall be deemed a representation to Agent that such Lender has complied with this Section 13.1(m), and Agent shall be entitled to rely upon (and shall be fully protected in relying upon) such Assignment and Acceptance.
13.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
14.1    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders or, if expressly set forth herein, the Required Initial Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly and adversely affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Commitment of any Lender,
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document, it being understood that mandatory prepayments may be postponed, delayed, waived or modified with the consent of the Required Lenders,
(iii)    reduce the principal of, or the rate of interest on, any Loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(b) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in Section 7 in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders or all Lenders directly and adversely affected thereby,
(v)    other than as permitted by Section 15.11, release Agent’s Lien in all or substantially all of the Collateral,
(vi)    amend, modify, or eliminate the definitions of “Required Lenders”, “Required Initial Lender” or “Pro Rata Share”,
(vii)    contractually subordinate any of Agent’s Liens,
(viii)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(ix)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(d) or (e) or Section 2.12 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payment or the pro rata allocation of disbursements required thereby, or
(x)    amend, modify, or eliminate any of the provisions of Section 13.1 to permit a Loan Party, an Affiliate of a Loan Party or Sponsor to become an Assignee;
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),
(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;
(c)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender; provided that the foregoing clause (ii) shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).
(d)    Notwithstanding anything herein to the contrary, any amendment, modification, elimination, waiver, or consent related to the Exit Premium shall only require consent by the Required Initial Lenders.
(e)    Notwithstanding anything herein to the contrary, (i) each of the parties hereto agree that upon (x) the acceleration of the Loans and other Obligations under this Agreement or (y) upon the occurrence of the Maturity Date, in each case, the Required Initial Lenders may consent in their sole discretion to the payment in full of the Loans or other Obligations of all Lenders in a form other than cash (including, without limitation, Equity Interests of the Borrower or other forms of Indebtedness) and (ii) any amendment, modification, elimination or waiver related to the payment of the Obligations of the Lenders in full in cash upon (x) the acceleration of the Loans and other Obligations under this Agreement or (y) upon the occurrence of the Maturity Date shall only require consent by the Required Initial Lenders.
14.2    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower, upon at least 5 Business Days prior irrevocable notice, at its sole cost and expense, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders (reasonably acceptable to Agent), the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder, and the Non-Consenting Lender shall be deemed to have consented to, authorized, or agreed to (as applicable) such action. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Loans.
14.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.
15.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints WSFS as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents and the DIP Intercreditor Agreement on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and the DIP Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement, any other Loan Document, or the DIP Intercreditor Agreement, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the terms and conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (regardless of whether a Default has occurred or is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.
15.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such agent or attorney in fact. The exculpatory and indemnification provisions of this Article shall apply to any such agent, employee, attorney in fact, and other Agent-Related Persons.
15.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction, which shall not include any action taken or omitted to be taken in accordance with any direction, instruction or certificate of the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary), for which Agent shall have no liability), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the covenants or agreements contained in, or terms or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries. Notwithstanding anything contained herein to the contrary, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or any component amounts thereof.
15.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document and shall have no duty to exercise any discretionary powers unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable; provided, that, Agent shall not be required to take any action that, in it is opinion or the opinion of its counsel, may expose Agent to liability or is contrary to any Loan Document or applicable law. If Agent so requests, it shall first be indemnified and provided with adequate security to its sole satisfaction (including reasonable advances as may be requested by Agent) by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such other number or percentage of the Lenders as Agent shall believe in good faith to be necessary) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
15.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal and interest, required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default for non-payment of principal and interest of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default for non-payment of principal and interest of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6    Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into any Agent-Related Person’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.
15.7    Costs and Expenses; Indemnification. Agent may (but shall have no obligation to) incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received or held by Agent to reimburse Agent for such Lender Group Expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not promptly reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct (as determined in a final, non-appealable judgment of a court of competent jurisdiction) nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Term Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any fees, costs or out of pocket expenses (including reasonable attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not promptly reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section and all other provisions of this Section 15 shall survive the payment of all Obligations hereunder, the termination of this Agreement and the resignation or replacement of Agent.
15.8    Agent in Individual Capacity. WSFS and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WSFS were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WSFS or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations), Agent shall not be under any obligation to provide such information to them.
15.9    Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days (10 days if an Event of Default has occurred and is continuing) following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, the retiring Agent shall be discharged from all duties and obligations under the Loan Documents, and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. After the retiring Agent’s resignation, the provisions of this Article, Section 10.3, and all other exculpation and indemnification provisions in favor of Agent shall continue in effect for the benefit of such retiring Agent and its Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
15.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the written instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent, based upon the written instruction of the Required Lenders, in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the written instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent, based upon the written instruction of the Required Lenders, may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion or the opinion of its counsel, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral, and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.
15.12    Restrictions on Actions by Lenders. Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
15.13    Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
15.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15    Concerning the Collateral and Related Loan Documents. Each Lender authorizes and directs Agent to enter into, and agrees to be bound by, this Agreement, the DIP Intercreditor Agreement (and to make all representations, warranties, covenants, and agreements on behalf of the Lenders as set forth therein), the Guaranty and Security Agreement, the Aircraft and Engine Security Agreements, Spare Parts Security Agreements and the other Loan Documents, including, without limitation, each Loan Document to be executed by the Agent and set forth on Schedule 5.24 hereto. Each Lender hereby acknowledges and agrees that (x) the foregoing instructed actions constitute an instruction from all the Lenders under this Section and (y) Sections 10.3, 15.3, 15.4, 15.7 and any other rights, privileges, protections, immunities, and indemnities in favor of Agent hereunder apply to any and all actions taken or not taken by Agent in accordance with such instruction. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
15.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, based upon the written instruction of the Required Lenders,, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9.
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent-Related Persons and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold the Agent-Related Persons, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys fees and costs) incurred by the Agent-Related Persons and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender, and
(f)    in addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by such Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender and (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender.
15.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.
16.1    Payments. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law, and in the event any deduction or withholding of Taxes is required, Loan Parties shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are deducted or withheld, the applicable Loan Parties shall timely pay the full amount of such Indemnified Taxes deducted or withheld to the relevant Governmental Authority and the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 16) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, the original or certified copy of any Tax receipt issued by the applicable Governmental Authority evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, court, value added, intangible, recording, or documentary Taxes or any other excise or property Taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
16.2    Exemptions.
(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding Tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)    (i)    if such Lender or Participant is entitled to claim an exemption from United States withholding Tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 881(c)(3)(C) of the IRC, and (B) a properly completed and executed copy of IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding Tax under a United States Tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments);
(v)    (v)    if such Lender or Participant is a “United States Person” as defined in Section 7701(a)(30) of the IRC, a properly completed and executed copy of IRS Form W-9; or
(vi)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.
(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)    If a Lender or Participant claims an exemption from withholding Tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding Tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its Tax returns). Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(d)    If a Lender or Participant claims exemption from, or reduction of, withholding Tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
16.3    Reductions.
(a)    If a Lender or a Participant is subject to an applicable withholding Tax under applicable law, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding Tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.
(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold Tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations, the termination of this Agreement and the resignation or replacement of Agent.
16.4    Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 16 (including by the payment of additional amounts pursuant to this Section 16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 16.4 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 16.4, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 16.4 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

17.	GENERAL PROVISIONS.
17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5    [Reserved].
17.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8    Revival and Reinstatement of Obligations; Certain Waivers.
(a)    If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
(b)    Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.
17.9    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of Agent’s or any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.
(c)    The Loan Parties hereby acknowledge that Agent or its Agent-Related Persons may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Agent-Related Persons and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
(d)    The Platform is provided “as is” and “as available.” Neither Agent nor any Agent-Related Person warrants the accuracy or completeness of the communications through the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in such communications. No warranty or representation of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by Agent or any Agent-Related Person in connection with such communications or the Platform. In no event shall Agent or any Agent-Related Person have any liability to any Loan Party, any Lender, or any other Person for damages of any kind, whether or not based on strict liability and whether or not direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract, or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of any such Person is found in a final ruling by a court of competent jurisdiction to have resulted primarily from such Person’s gross negligence or willful misconduct.
17.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.
17.11    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.
17.12    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
17.13    Incorporation of DIP Order by Reference. Each of the Loan Parties, the Agent and the Lenders agrees that any reference contained herein to (i) the Interim Order shall include all terms, conditions and provisions of such Interim Order and that the Interim Order are incorporated herein for all purposes and (ii) the Final Order shall include all terms, conditions and provisions of such Final Order and that the Final Order are incorporated herein for all purposes. To the extent there is any inconsistency between the terms of this Agreement and the terms of either the Interim Order or the Final Order, the terms of the Interim Order or the Final Order, as applicable, shall govern.
17.14    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
17.15    DIP Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interest granted to Agent pursuant to this Agreement and the other Loan Documents and the exercise of any right or remedy by the Agent with respect to the Collateral (as defined in the DIP Intercreditor Agreement), as the case may be, hereunder and thereunder are subject to the provisions of the DIP Intercreditor Agreement. In the event of any conflict between the terms of the DIP Intercreditor Agreement and this Agreement with respect to lien priority, priority of proceeds of Collateral, mandatory prepayments or other rights and remedies in connection with the Collateral (as defined in the DIP Intercreditor Agreement), the terms of the DIP Intercreditor Agreement shall govern.
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
BORROWER:    ERICKSON INCORPORATED,
    a Delaware corporation
By: /s/ David W. Lancelot
Name: David W. Lancelot
Title: CFO & CRO

AGENT:	WILMINGTON SAVINGS FUND SOCIETY, FSB, as Agent,
By: /s/ Geoffrey Lewis
Name: Geoffrey Lewis
Title: Vice President

WAYZATA OPPORTUNITIES FUND III, L.P.,

By:     WOF III GP, L.P., its General Partner
WOF III GP, LLC, its General Partner
Signature: /s/ Joseph M. Deignan______________________
Name: Joseph M. Deignan
Title: Authorized Signatory

WAYZATA OPPORTUNITIES FUND OFFSHORE III, L.P.,

By:     Wayzata Offshore GP III, LLC, its General Partner

Signature: /s/ Joseph M. Deignan______________________
Name: Joseph M. Deignan
Title: Authorized Signatory

CORBIN OPPORTUNITY FUND, L.P.,
    as a Lender
By: Corbin Capital Partners, L.P., as Investment Manager
By: /s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel

FOXHILL OPPORTUNITY FUND, L.P.,
    as a Lender
By: /s/ Neil Weiner__________________________________
Name: Neil Weiner
Title: Managing Partner

MHR INSTITUTIONAL PARTNERS IV LP,
    as a Lender
By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:
“Acceptable Plan” has the meaning therefor specified in Section 5.23 of the Agreement.
“Account” means an account (as that term is defined in the Code) whether arising prior to, on or after the Petition Date.
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Act” means the Air Transportation Safety and System Stabilization Act, PL. 107-42, as the same may be amended from time to time.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Administrative Agent” has the meaning specified therefor in the preamble to the Agreement.
“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, and their respective partners, officers, directors, employees, attorneys, advisors (including accountants and experts), agents, and representatives.
“Agent’s Account” means the trust account or Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders.
“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.
“Agreement” means the Senior Secured Second Lien Super-Priority Debtor-in-Possession Credit Agreement to which this Schedule 1.1 is attached.
“Aircraft” means any “aircraft” as defined in Section 40102 of the Federal Aviation Act.
“Aircraft Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa as the same may be amended or modified from time to time.
“Aircraft and Engine Security Agreements” means (a) an aircraft and engine security agreement executed and delivered by the Borrower in favor of Agent, in form and substance reasonably satisfactory to Agent and the Required Lenders; (b) an aircraft and engine security agreement executed and delivered by Evergreen in favor of Agent, in form and substance reasonably satisfactory to Agent and the Required Lenders, and (c) an aircraft and engine security agreement executed and delivered by Evergreen Equity in favor of Agent, in form and substance reasonably satisfactory to Agent and the Required Lenders, and (d) an aircraft and engine security agreement executed and delivered by Evergreen Alaska in favor of Agent, in form and substance reasonably satisfactory to Agent and the Required Lenders.
"Aircranes" means the Aircraft, together with any Engines installed thereon, identified on Schedule A-3 to the Agreement, together with (a) any other Aircraft acquired by the Loan Parties to replace the Aircraft on Schedule A-3 and the Engines installed thereon, or (b) any other S-64 aircrane helicopters owned by any Loan Party, together with any Engines installed thereon.
“Appliances” means any “appliance” as defined in Section 40102 of the Federal Aviation Act.
“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assigning Lender” has the meaning specified therefor in Section 13.1(m) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
“Assignment Notice” has the meaning specified therefor in Section 13.1(m) of the Agreement.
“Authorized Person” means the Chief Restructuring Officer of the Borrower.
“Avoidance Actions” means any and all claims and causes of action of the Debtors’ estate arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code, together with any proceeds therefrom.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” has the meaning specified therefor in the Introduction.
“Bankruptcy Court” has the meaning specified therefor in the Introduction.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” has the meaning specified therefor in the preamble to the Agreement.
“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Borrowing” means a borrowing consisting of simultaneous Term Loans made by each Lender pursuant to Section 2.1.
“Borrowing Base Certificate” means a Borrowing Base Certificate submitted to the DIP Revolving Agent pursuant to the DIP Revolving Credit Agreement.
“Borrowing Request” has the meaning therefor specified in Section 2.3(a)(i) of the Agreement.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.
“Cape Town Convention” means, collectively, the Aircraft Protocol, the Convention, the International Registry Procedures, and the International Registry Regulations.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Carve-Out” shall have the meaning set forth in the applicable DIP Order.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-l from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $ 1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC).
“Change of Control” means that:
(a)    Permitted Holders fail to own and control, directly or indirectly, 51%, or more, of the Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of the Borrower,
(b)    any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of the Borrower,
(c)    a majority of the members of the Board of Directors of the Borrower do not constitute Continuing Directors
(d)    the Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party, or
(e)    a change of control under the DIP Revolving Credit Agreement or the Prepetition Revolving Credit Agreement.
“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Chapter 11 Cases” means the chapter 11 cases of the Borrower and the Guarantors which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court (and any superseding chapter 7 case or cases.
“Chief Restructuring Officer” means David Lancelot in his capacity as Chief Restructuring Officer of Borrower, or such other officer as is reasonably acceptable to the Required Lenders.
“Closing Date” means December 8, 2016.
“Closing Fee” has the meaning specified therefor in Section 2.10(c) of the Agreement.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“CFR” means the Code of Federal Regulations.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents. Without limitation of the foregoing, subject to the terms of the Interim Order and Final Order, the Collateral shall include all proceeds of any and all Avoidance Actions.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent and the Required Lenders.
“Collateral Agent” has the meaning specified therefor in the preamble to the Agreement.
“Commitment” means the collectively reference to the Initial Commitment and Subsequent Commitment. The aggregate amount of the Commitments as of the Closing Date is $66,666,667.
“Committee” means, collectively, if applicable, the official committee of unsecured creditors and any other official committee formed, appointed or approved in any Chapter 11 Case and each of such committees shall be referred to herein as a “Committee”.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of the Borrower to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Consummation Date” means the date of the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes of the Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.
“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Convention” means the official English language text of the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted November 16, 2001 at a diplomatic conference held in Cape Town, South Africa as the same may be amended or modified from time to time.
“Credit Agreement Transfer Percentage” means a fraction (expressed as a percentage), (i) the numerator of which is the aggregate principal amount of the Senior Notes held by the Lender, which is making the applicable Transfer of Term Loans, immediately prior to such Transfer and (ii) the denominator of which is the aggregate principal amount of Term Loans held by the Lender, which is making the applicable Transfer of Term Loans, immediately prior to such Transfer.
“Creditor Support Agreement” means that certain Creditor Support Agreement, dated as of November 8, 2016, by and among Lenders from time to time party thereto and certain lenders under the DIP Revolving Credit Agreement.
“Debtor” or “Debtors” has the meaning specified therefor in the Introduction.
“Debtors’ Financial Advisor” means Alvarez & Marsal, in its capacity as financial advisor to the Debtors, and any successor in its capacity satisfactory to the Required Initial Lenders.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).
“DIP Budget” means, collectively, (a) a thirteen week forecast delivered by the Borrower to the Agent and the Lenders commencing on the week that the Petition Date occurs (the “Initial DIP Budget”) detailing the Borrower’s projected weekly “Receipts”, “Operating Disbursements” and “Cash Flow after Debt Service”, on a consolidated basis for the Borrower, together with a written set of assumptions supporting such projections, for the thirteen week period commencing with the week ending October 29, 2016 in form and substance satisfactory to the Required Lenders in their sole discretion and (b) the most recent supplement to such forecast, and all intervening supplements to such forecast, delivered in accordance with Section 5.22(b) (which supplement may include restated projections for the immediately preceding three weeks during which such supplement was delivered only to adjust for specifically identifiable timing differences (together with the Debtors’ rational for such adjustments)) as approved by the Required Lenders in their sole discretion; provided, that no such supplements to such forecast under clause (b) above shall become the DIP Budget unless the Required Lenders (as defined herein) and the Required Lenders (under and as defined in the DIP Revolving Credit Agreement) in their sole discretion approve such supplement to such forecast becoming the DIP Budget (and to the extent that such supplement to such forecast is not approved, the DIP Budget that is then in effect shall continue to constitute the DIP Budget for all purposes of the Agreement).
“DIP Intercreditor Agreement” means an Intercreditor Agreement, dated as of the Closing Date, by and between the Agent and the DIP Revolving Agent, and acknowledged and agreed by each Loan Party.
“DIP Order” means the Interim Order or Final Order, as applicable under the circumstances.
“DIP Revolving Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the DIP Revolving Credit Agreement, including its permitted successors and assigns in such capacity.
“DIP Revolving Credit Agreement” means the Debtor-in-Possession Credit Agreement, dated as of the date hereof, among Evergreen Incorporated, Evergreen, the lenders from time to time party thereto and the DIP Revolving Agent.
“DIP Revolving Lenders” means the lenders from time to time party to the DIP Revolving Credit Agreement.
“DIP Revolving Loan Documents” means the DIP Revolving Credit Agreement and the “Loan Documents” under and as defined in the DIP Revolving Credit Agreement.
“DIP Term Priority Account” means the trust account established by the Agent in which proceeds of the Term Loans shall be deposited and held as provided herein.
“Disclosure Statement” has the meaning specified therefor in Section 5.23 of the Agreement.
“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
“Dollars” or “$” means United States dollars.
“DOT” means the United States Department of Transportation and any agency or instrumentality of the United States government succeeding to its functions, including without limitation, the National Safety Transportation Board.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Aircraft” means the Borrower’s, Evergreen’s, and Evergreen Equity’s now owned or hereafter acquired Aircraft, in each case, designated as Eligible Aircraft in the most recent Borrowing Base Certificate submitted to the DIP Revolving Agent pursuant to the DIP Revolving Credit Agreement.
“Eligible Engines” means each Engine of the Borrower, Evergreen, or Evergreen Equity designated as Eligible Engines under the DIP Revolving Credit Agreement.
“Eligible Inventory” means Spare Parts Inventory of the Spare Parts Loan Parties designated as Eligible Inventory under the DIP Revolving Credit Agreement.
“Eligible Maintenance” means any “Eligible Maintenance” as defined under the DIP Revolving Credit Agreement.
“Eligible PPO Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of Spare Parts with an unlimited useful life that can be overhauled in perpetuity, and therefore should be treated as a fixed asset (including, without limitation, free turbines, gear boxes, rotor heads, fuel controls, automatic flight control systems, and servo assemblies), in each case that are tracked by serial number on a report that is separate from the perpetual inventory report.
“Engine” means any “aircraft engine” as defined in Section 40102 of the Federal Aviation Act.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Event of Loss” has the meaning specified therefor in the Aircraft and Engine Security Agreements.
“Evergreen” means Evergreen Helicopters, Inc., an Oregon corporation
“Evergreen Alaska” means Erickson Transport, Inc., an Alaska corporation.
“Evergreen Equity” means Evergreen Equity, Inc., a Nevada corporation.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Taxes” means (i) any Tax imposed on the net income or net profits or franchise Tax of any Lender or any Participant (including any branch profits Taxes), in each case, (a) imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located, or (b) as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) Taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding Taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding Taxes imposed under FATCA.
“Exit Financing” means any placement or issuance of equity, debt or any other rights offering, instrument or security that results in the consummation of a Reorganization Plan.
“Exit Premium” has the meaning specified therefor in Section 2.10(e) of the Agreement
“Expendables” means those Spare Parts for which no FAA and original equipment manufacturer authorized refurbishment procedure exists or for which cost of repair or refurbishment would normally exceed that of replacement.
“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, indemnity payments and any purchase price adjustment received in connection with any purchase agreement, but excluding tax refunds, return of insurance premiums and Net Cash Proceeds subject to Sections 2.4(d)(i), (ii) or (iii).
“FAA” means the Federal Aviation Administration.
“FARs” means the rules and regulations of the FAA, including as set forth in Title 14 of the Code of Federal Regulations.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“FCPA” has the meaning specified therefor in Section 4.18(b) of the Agreement.
“Fee Letter” means that certain Agent Fee Letter, dated as of November 9, 2016, between Borrower and Agent.
“Final Order” means an order of the Bankruptcy Court in the Chapter 11 Cases, in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion, authorizing and approving on a final basis, among other things, the borrowings by the Borrower under the Agreement.
“First Day Orders” has the meaning specified therefor in Section 3.1(d) of the Agreement.
“First Lien Cap” has the meaning specified in the DIP Intercreditor Agreement.
“First Lien Repayment” has the meaning specified in the applicable DIP Order.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Subsidiaries” means (a) each direct Subsidiary of each of the Borrower and Evergreen, in each case, that is organized in a country other than a state in the United States (the “First Tier Foreign Subsidiaries”), and (b) each Subsidiary of each First Tier Foreign Subsidiary (whether or not such Subsidiary is organized in a state of the United States or is organized in a county other than the United States) (including, for the avoidance of doubt, (i) Canadian Air-Crane Ltd, a company organized under the laws of the province of British Columbia, Canada, (ii) Erickson Air-Crane (Malaysia) Sdn. Bhd., a company organized under the laws of Malaysia, (iii) European Air-Crane, S.p.A., a company organized under the laws of Italy, (iii)  Erickson Aviation Peru S.A.C., a company organized in Peru, and (iv) Erickson Aviation Turkey Yönetim Hizmetleri Limited Şirketi, a company organized in Turkey.
“Funding Date” means (i) with respect to the Initial Term Loans, November 10, 2016, and (ii) with respect to the Subsequent Term Loans, the date on which a Borrowing occurs.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Geneva Convention” means the convention for the International Recognition of Rights in Aircraft, signed (ad referendum) at Geneva, Switzerland, on June 19,1948, and amended from time to time, but excluding the terms of any adhesion thereto or ratification thereof containing reservations to which the United States of America does not accede.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means (a) EAC Acquisition Corporation, a Delaware corporation, (b) Erickson Helicopters, Inc., an Oregon corporation, (c) Evergreen Equity, (d) Evergreen Alaska, (e) Evergreen Helicopters International, Inc., a Texas corporation, (f) Evergreen Unmanned Systems, Inc., a Delaware corporation, (g) each other Subsidiary of the Borrower (other than Foreign Subsidiaries), and (h) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.12 of the Agreement.
“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to the Agent and the Required Lenders, executed and delivered by the Borrower and each of the Guarantors to Agent.
“Hardware” means items such as tape, sealants, gasket material, screws, nuts, bolts, drill bits, drill chuck keys, small hand tools, unions, cleaners, degreasers, and other such items which are not specific to any particular Aircraft.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101 (53B)(A) of the Bankruptcy Code.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co- made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Taxes” means, any Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Initial Commitment” means with respect to each Lender, the obligation of such Lender, if any, to make an Initial Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. The aggregate amount of the Initial Commitments as of the Closing Date is $55,666,667.
“Initial DIP Budget” has the meaning set forth the definition of “DIP Budget”.
“Initial Lenders” means the Lenders that are funds and/or accounts affiliated with, or managed and/or advised by, Wayzata Investment Partners LLC, MHR Fund Management LLC, Foxhill Opportunity Fund L.P. and Corbin Opportunity Fund.
“Initial Lenders’ Financial Advisor” means Houlihan Lokey Capital Inc., in its capacity as financial advisor to the Initial Lenders, and any successor satisfactory to the Required Initial Lenders.
“Initial Term Loans” has the meaning specified therefor in Section 2.1 of the Agreement.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief (including the Chapter 11 Cases).
“Interim Order” means that certain Interim Order (Docket No. 40) (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition Financing on a Super-Priority Secured and Priming Basis, (B) Grant Liens and Superpriority Administrative Expense Status (C) Use Cash Collateral of the Existing First Lien Parties and Existing Second Lien Parties and (D) Grant Adequate Protection to the Existing First Lien Parties and Second Lien Parties, and (E) Enter Into DIP Revolving Credit Facility and DIP Term Facility, (II) Modifying the Automatic Stay (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and 4001(c), and (IV) Granting Related Relief entered in the Chapter 11 Cases by the Bankruptcy Court on November 10, 2016.
“International Registry” means the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry thereto.
“International Registry Procedures” means the official English language text of the procedures for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.
“International Registry Regulations” means the official English language text of the regulations for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.
“Inventory” means inventory (as that term is defined in the Code), whether an interest in such Inventory is acquired prior to, on, or after the Petition Date.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time and any successor statute.
“Lender” has the meaning set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s and each Lender’s reasonable costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (i) Agent’s and Initial Lenders’ reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating in connection with the Primary Syndication (including reasonable costs and expenses related to the Primary Syndication), or amending, waiving, or modifying the Loan Documents, (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, including any such costs and expenses incurred in connection with any action to lift the automatic stay of section 362 of the Bankruptcy Code, or any other action or participation by any member of the Lender Group in the Chapter 11 Cases, including any contested matters or adversary proceedings, to the extent related to any of the foregoing and (k) the Agent’s, Initial Lenders’ and the ad hoc committee of the Senior Noteholders’ reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses), whether incurred prior, on, or subsequent to the Petition Date. The Lender Group Expenses shall be payable by the Loan Parties, on a joint and several basis, whether accrued or incurred prior to, on or after the Petition Date.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Loan” means the Term Loans.
“Loan Documents” means the Agreement, the DIP Orders, the Control Agreements, the Fee Letter, the Guaranty and Security Agreement, Aircraft and Engine Security Agreements, the Spare Parts Security Agreements, the DIP Intercreditor Agreement, the Mortgages, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
“Loan Party” means Borrower or any Guarantor.
“Maintenance Program” means an FAA approved maintenance program for each Loan Party’s Aircraft, Engines, and Spare Parts in accordance with the applicable manufacturer’s maintenance planning document and maintenance manuals.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means, (a) a material adverse effect in the business, operations, results of operations, assets, liabilities, performance, material agreements, or financial condition of Borrower and its Subsidiaries, taken as a whole, other than, in each case, the commencement and continuation of the Chapter 11 Cases and/or the consummation of the transactions contemplated by the Loan Parties' "first day" pleading reviewed by the Agent and the Required Lenders, (b) a material impairment of Borrower’s and its Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon all or a material portion of the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent) or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.
“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of 10% of consolidated gross revenues of the Borrower and its Subsidiaries, taken as a whole (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), (b) each contract or agreement to which such Person is a party and that such Person is required to file with the SEC under Item 1.01 of Form 8-K of the SEC, (c) the Senior Notes Documents, (d)  the Seller Notes, (e) the Preferred Equity Documents, and (f) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.
“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the earlier of (i) the date upon which the Interim Order expires and (ii) the date that is thirty-four (34) days after the Petition Date, in either case, if the Final Order has not been entered prior to such date or the expiration of such period (unless extended by the Required Lenders), (c) the Consummation Date, (d) the closing of any sale of assets, which when taken together with all asset sales completed since the Closing Date, constitutes a sale of all or substantially all of the assets of the Loan Parties and (e) the date on which all Term Loans become due and payable and the Commitments are terminated under the Loan Documents, whether by acceleration or otherwise.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent and the Required Lenders, that encumber the Real Property Collateral.
“NATO” means North Atlantic Treaty Organization.
“Net Cash Proceeds” means:
(a)    with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable out-of-pocket fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale or disposition paid to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, (iii) taxes paid or reasonably estimated to be payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or reasonably estimated to be payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) consented to by the Required Lenders in advance in writing, deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(d) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and (b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable and customary out-of-pcoket fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or reasonably estimated to be payable to any taxing authorities by such Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or reasonably estimated to be payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.
“Net Orderly Liquidation Value” has the meaning set forth in the DIP Revolving Credit Agreement.
“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Notes Collateral Agent” means Wilmington Trust, National Association, not in its individual capacity, but solely in its capacity as collateral agent under the Senior Notes Documents, including its successors and assigns in such capacities from time to time.
“Notice of Withdrawal” has the meaning specified therefor in Section 2.3(a)(iii) of the Agreement.
“Obligations” means all loans (including the Term Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter or Section 2.10), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii)  Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.
“Permitted Dispositions” means:
(a)    (i) the lease or sublease of Aircraft in the ordinary course of business, (ii) with the prior written consent of Required Lenders, the sale, abandonment, or other disposition of Equipment and Aircraft that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business, except that the prior written consent of Required Lenders shall not be required with respect to sales, abandonment or other dispositions of Equipment having a fair market value less than $25,000 individually and $150,000 in the aggregate, and (iii) with the prior written consent of Required Lenders, the leases or subleases of Real Property not used in the conduct of the business of Borrower and its Subsidiaries,
(b)    sales of Spare Parts Inventory to buyers in the ordinary course of business,
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)    any sale or other disposition described in Schedule 6.4,
(f)    the granting of Permitted Liens,
(g)    any involuntary loss, damage or destruction of property,
(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)    with the prior written consent of Required Lenders, the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business and in accordance with the DIP Budget,
(j)    only in connection with the compromise or collection thereof, the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business for a discount of not more than 7.5% less than the face amount of such account receivable or $420,000 for all such settlements, compromises, sales or discounts in the aggregate, or as otherwise consented to in writing by the Required Lenders,
(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower and any of its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,
(1)    [reserved],
(m)    the making of Permitted Investments,
(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets from one Loan Party to another Loan Party,
(o)    [reserved],
(p)    Permitted Sale-Leaseback Transactions listed on Schedule P-3,
(q)    [reserved],
(r)    [reserved], and
(s)    so long as no Default or Event of Default has occurred and is continuing the exchange or swap of Engines or Aircraft (other than the Aircranes) for other like assets to the extent not prohibited under applicable law (excluding, if the exchange is being done pursuant to Section 1031 of the IRC (or comparable or successor provision), any boot thereon permitted by such provision) of comparable or greater fair market value and which are necessary or useful in the business of Borrower and its Subsidiaries; provided that (i) if the exchange or swap involves Aircraft, Borrower shall have delivered to the Agent and appraisal in a form satisfactory to Required Lenders and from an appraiser satisfactory to the Required Lenders, of the fair market value of the assets that are subject of the exchange or swap, (ii) if (A) Engines with a fair market value of $5,000,000 or more have been disposed of pursuant to this clause (s) during the current fiscal year, and (B) the exchange or swap involves the disposition by any Loan Party of any Engine with a fair market value in excess of $250,000 (in the case of clauses (A) and (B), pursuant to an appraisal or other evidence satisfactory to Required Lenders and from an appraiser satisfactory to Required Lenders of the fair market value of the assets that are the subject of the exchange or swap, and (iii) Borrower shall identify each exchange or swap consummated pursuant to this clause (s), and the fair market value of the assets that are the subject of such exchange or swap in the Compliance Certificate that they next deliver pursuant to the terms of the Agreement.
“Permitted Holder” means Sponsor.
“Permitted Indebtedness” means:
(a)    Indebtedness evidenced by the Agreement or the other Loan Documents,
(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d)    endorsement of instruments or other payment items for deposit,
(e)    Indebtedness under (i) the Prepetition Revolving Credit Agreement in an aggregate principal amount not to exceed $115,873,487 less the amount of all payments of revolving loan obligations under the Prepetition Revolving Credit Agreement and (ii) the DIP Revolving Credit Agreement and any refinancing thereof, in each case, in an aggregate principal amount not to exceed the First Lien Cap; provided that such Indebtedness shall be subject to the DIP Intercreditor Agreement,
(f)    Senior Note Indebtedness,
(g)    Indebtedness consisting of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees, letters of credit and similar obligations provided to any Governmental Authority or other Person and assuring payment of contingent liabilities,
(h)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(i)     performance guaranties in the ordinary course of business and consistent with industry practices of the obligations of suppliers, customers, Governmental Authorities, franchisees and licensees
(j)    the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,
(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,
(1)    Indebtedness owing to a fronting bank issuing a foreign currency denominated letter of credit, which foreign currency denominated letter of credit is secured by a letter of credit issued under the DIP Revolving Credit Agreement payable to such fronting bank,
(m)    [Reserved],
(n)    [Reserved],
(o)    Indebtedness composing Permitted Investments,
(p)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(q)    [Reserved],
(r)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(s)    [Reserved],
(t)    Indebtedness under the Seller Notes in an aggregate principal amount not to exceed $17,500,000,
(u)    [Reserved], and
(v)    Any other unsecured Indebtedness (other than for borrowed funds) incurred by any Borrower or any of its Subsidiaries in an aggregate amount outstanding not to exceed $250,000 at any one time.
“Permitted Intercompany Advances” means loans, contributions, and Restricted Payments made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, and (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party.
“Permitted Investments” means:
(a)    Investments in cash and Cash Equivalents,
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)    advances made in connection with purchases of goods or services in the ordinary course of business,
(d)    deposits of cash outstanding on the Petition Date made in the ordinary course of business to secure performance of operating leases,
(e)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(f)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-l to the Agreement,
(g)    guarantees permitted under the definition of Permitted Indebtedness,
(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)    Investments resulting from entering into (i) Bank Product Agreements (as defined in the DIP Revolving Credit Agreement), or (ii) agreements relative to Indebtedness that is permitted under the definition of Permitted Indebtedness,
(j)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law, and
(k)    Permitted Intercompany Advances.
“Permitted Liens” means
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)    Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii)  the underlying Taxes are the subject of Permitted Protests,
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d)    Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date,
(e)    (i) the interests of lessors under operating leases and non-exclusive licensors under license agreements, and (ii) the lease of Aircraft in the ordinary course of business,
(f)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired, and (iii) such Lien does not attach to any of the Aircraft or Spare Parts,
(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,
(i)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(1)    Liens granted or authorized by the DIP Order, including, without limitation, replacement Liens granted to Senior Note Collateral Agent,
(m)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and in existence on the Petition Date,
(n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
(o)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(p)    [Reserved]
(q)    Liens which secure Indebtedness permitted pursuant to clause (e) of the definition of “Permitted Indebtedness”,
(r)    Liens in and to the Collateral held by Notes Collateral Agent to secure the Senior Note Indebtedness or any permitted Refinancing Indebtedness in respect of the Senior Note Indebtedness,
(s)    [Reserved], and
(t)    the Carveout.
“Permitted Priority Liens” means all Permitted Liens permitted to have priority over the Liens in favor of Agent and Lenders, solely to the extent that such Liens are valid, perfected and non-avoidable as of the Petition Date or that arise thereafter by operation of law and are otherwise senior to the Liens in favor of Agent and Lenders under applicable law, subject to the terms of the DIP Order and otherwise agreed to by the Required Lenders.
“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent and the Required Lenders are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.
“Permitted Sale-Leaseback Transaction” means the sale or other disposition of Aircraft or Engines listed on Schedule P-3 as of the Closing Date owned by the Borrower or Evergreen in a transaction in which the following conditions were satisfied: (a) immediately before and after giving effect to such sale, no Event of Default existed, (b) such sale is for fair market value, (c) such Borrower leased back such Aircraft or Engine, as applicable, at fair market value, (d) such sale was to a Person that is not an Affiliate of a Borrower or if such sale is to a Person that is an Affiliate of a Borrower, such sale was no less favorable, taken as a whole, to a Borrower than would be obtained in an arm’s length transaction with a non-Affiliate, and (e) with respect to any Aircraft or Engine subject to any Liens, the cash consideration received by Borrower or Evergreen in connection with the Permitted Sale-Leaseback Transaction, was equal to or greater than the amount necessary to satisfy all Liens (and the obligations they secure) on such Aircraft or Engine (or the buyer of such Aircraft or Engine is purchasing such Aircraft or Engine subject to all such Liens).
“Permitted Spare Parts Installation” means the installation of Spare Parts on Aircraft in accordance with Section 5.19(e) of the Agreement.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Petition Date” has the meaning specified therefor in the Introduction.
“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“PMA Parts” means Spare Parts that have been certified by DOT for manufacture by a Person other than the original part manufacturer pursuant to a DOT or FAA design and production approval procedure.
“Post-Trigger Carve-Out and Accrued Employee Benefits Amount” has the meaning specified therefor in the DIP Order.
“Preferred Equity” means the Equity Interests issued pursuant to the Preferred Equity Documents.
“Preferred Equity Documents” means that certain (a) First Lien Securities Purchase Agreement, dated as of March 18, 2013, by and among the Borrower, Evergreen International Aviation, Inc., an Oregon corporation, the Initial Consenting Investors party thereto, (b) Second Lien Stock Purchase Agreement, dated as of March 18, 2013, by and among the Borrower, Evergreen International Aviation, Inc., and the Investors party thereto, and (c) the Certificate of Designation of Mandatorily Convertible Cumulative Participating Preferred Stock, Series A of the Borrower, dated as of May 2, 2013.
“Prepetition Revolving Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Prepetition Revolving Credit Agreement, including its permitted successors and assigns in such capacity.
“Prepetition Revolving Credit Agreement” means that certain Credit Agreement, dated as of May 2, 2013, among Borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, lead arranger, book runner, syndication agent, and documentation agent.
“Prepetition Revolving Lenders” means the lenders from time to time party to the Prepetition Revolving Credit Agreement.
“Prepetition Revolving Loan Documents” means the Prepetition Revolving Credit Agreement and the “Loan Documents” under and as defined in the Prepetition Revolving Credit Agreement.
“Primary Syndication” means the primary syndication of the Term Loans and the assignments of the Term Loans related thereto in connection with the offering of the right to participate in the Term Loans to the Senior Noteholders after the funding of the Subsequent Term Loans in accordance with the Primary Syndication Procedures.
“Primary Syndication Procedures” means the procedures in connection with the Primary Syndication, which are reasonably satisfactory to the Borrower, Agent and the Required Initial Lenders.
“Prohibited Revolving Amendment” means in respect of any one or more of the Prepetition Revolving Loan Documents or the DIP Revolving Loan Documents, any one or more of the following:
(i)    contravene the provisions of the DIP Intercreditor Agreement;
(ii)    (x) increase the interest rate under the Prepetition Revolving Credit Agreement or the DIP Revolving Credit Agreement in effect as of the Closing Date (excluding increases resulting from the accrual of interest at the default rate as set forth in the Prepetition Revolving Credit Agreement or DIP Revolving Credit Agreement in effect as of the Closing Date) or (y) add or increase any fees, including any closing fee, arrangement fee, commitment fee, unused commitment fee, exit fee, prepayment fee or penalty, servicing fee or other similar fees (excluding (A) the administrative agency fee as set forth in the Fee Letter (as defined under the Prepetition Revolving Credit Agreement or DIP Revolving Credit Agreement, as applicable) as in effect on the Closing Date and (B) fees, disbursements and other charges of outside counsel, local Texas counsel, independent appraisers, consultants and financial advisors of the Prepetition Revolving Agent, Prepetition Revolving Lender, DIP Revolving Agent and DIP Revolving Lenders as provided for in the Prepetition Revolving Credit Agreement or DIP Revolving Credit Agreement, in each case, in effect as of the Closing Date);
(iii)    change to earlier dates any dates upon which payments of principal or interest are due thereon;
(iv)    change the redemption, repurchase, mandatory prepayment, or defeasance provisions thereof;
(v)    change any covenants, defaults, or events of default under any Prepetition Revolving Loan Document or any DIP Revolving Loan Document (including the addition of covenants, defaults, or events of default not contained in the Prepetition Revolving Loan Documents or the DIP Revolving Loan Documents as in effect on the Closing Date) to be more restrictive to the Loan Parties than the covenants, defaults or events of default under the Agreement;
(vi)    change any default, event of default, or “Event of Default”, as such term is defined in any Prepetition Revolving Loan Documents or any DIP Revolving Loan Documents, as of the Closing Date, in a manner adverse to the Loan Parties thereunder (it being understood that any waiver of any such default, event of default, or “Event of Default”, as such term is defined in any Prepetition Revolving Loan Document or any DIP Revolving Loan Document, in each case, as of the Closing Date, in and of itself, shall not be deemed to be adverse to the Loan Parties);
(vii)    increase the non-monetary obligations of the Loan Parties thereunder or confer any additional rights on the Prepetition Revolving Agent, Prepetition Revolving Lender, DIP Revolving Agent and DIP Revolving Lenders that would be adverse to the Lenders; or
(viii)     change the definition of “Borrowing Base” and the component definitions thereof (including, without limitation, the definition of “Reserves” or any other provision that would alter the determination of “Reserves” under any Prepetition Revolving Loan Document or any DIP Revolving Loan Document), the definition of “Maximum Revolving Amount” under any Prepetition Revolving Loan Document or any DIP Revolving Loan Document, Section 2.1(c) of the DIP Revolving Credit Agreement or any other provision of any Prepetition Revolving Loan Document or any DIP Revolving Loan Document in a manner that would alter the availability of loans or the advance rate under the Prepetition Revolving Credit Agreement or the DIP Revolving Credit Agreement that make credit or other financial accommodations under the DIP Revolving Loan Documents less available; provided, that the foregoing shall not be deemed to apply to the exercise of permitted discretion by DIP Revolving Agent, subject to the terms and provisions of Section 2.1(c) of the DIP Revolving Credit Agreement, to determine Reserves or eligibility of Accounts or Inventory in accordance with the terms of the DIP Revolving Loan Documents.
“Prohibited Senior Notes Amendment” has the meaning set forth in the DIP Revolving Credit Agreement as in effect on the Closing Date.
“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Propeller” means a “propeller” as defined in the Federal Aviation Act, 49 U.S.C. Section 40102(a).
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender’s obligation to make all or a portion of the Term Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loans, and with respect to all other computations and other matters related to the Term Loans, the percentage obtained by dividing (i) unused Commitments and outstanding Term Loans of such Lender by (ii) the aggregate unused Commitments and outstanding Term Loans of all Lenders, and
(b)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the unused Commitments and outstanding Term Loans of such Lender by (ii) the aggregate unused Commitments and outstanding Term Loans of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1.
“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Purchase Notice” has the meaning specified therefor in Section 13.1(m) of the Agreement.
“Purchase Notice Acceptance” has the meaning specified therefor in Section 13.1(m) of the Agreement.
“Purchase Period” has the meaning specified therefor in Section 13.1(m) of the Agreement.
“Put Option Premium” has the meaning specified therefor in Section 2.10(d) of the Agreement.
“Qualified Equity Interest” means and refers to (a) any Equity Interests issued by the Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest; and (b) the Preferred Equity.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or one of its Subsidiaries and the improvements thereto.
“Real Property Collateral” means (a) the Real Property identified on Schedule R-l to the Agreement and (b) any Real Property hereafter acquired by Borrower or one of its Subsidiaries (other than the Foreign Subsidiaries) with a fair market value in excess of $1,000,000.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, representatives and advisors of such Person and of such Person's Affiliates.
“Remarketing Period” has the meaning specified therefor in Section 13.1(m) of the Agreement.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post- remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Reorganization Plan” means a chapter 11 plan of reorganization in any of the Chapter 11 Cases of the Loan Parties.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.
“Required Initial Lenders” means, at any date of determination, Initial Lenders having or holding more than 66.67% of the aggregate outstanding principal amount of Loans and Commitments held by all Initial Lenders at such time; provided that the Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Lenders” means, as of any date of determination, (i) prior to the consummation of the Primary Syndication, at least two (2) Lenders having or holding more than 50% of the aggregate outstanding principal amount of Term Loans and Commitments held by all Lenders at such time and (ii) on or after the consummation of the Primary Syndication, Lenders having or holding more than 50% of the aggregate outstanding principal amount of Term Loans and Commitments held by all Lenders at such time; provided that the Term Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. For purposes of this definition, all Lenders that are Affiliates or are an investment advisory client, fund or account managed or advised or sub-advised by Lenders or Affiliates of Lenders shall be treated as a single Lender.
“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by the Borrower (including any payment in connection with any merger or consolidation involving the Borrower) or to the direct or indirect holders of Equity Interests issued by the Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by the Borrower, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Equity Interests issued by the Borrower, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of the Borrower now or hereafter outstanding, and (d) make, or cause or suffer to permit any of Borrower’s or any of its Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.
“Rotables” means those Spare Parts that, in accordance with the FARs and the original equipment manufacturer’s recommendations, can be repeatedly and economically restored to a serviceable condition over a period approximating or exceeding the life of the flight equipment to which they are related.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“Sanctions” has the meaning specified therefor in Section 4.18(a) of the Agreement.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“Scheduled Maturity Date” means May 10, 2017.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Secured Parties” means the Agent, the Lenders and their Related Parties.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Seller” means Evergreen International Aviation, Inc.
“Seller Debt” means the unsecured Indebtedness issued under the Seller Notes.
“Seller Notes” means those certain notes issued by the Borrower in favor of the Seller’s existing first lien lenders (including Wells Fargo, Goldman Sachs, and others), in an aggregate principal amount of $17,500,000.
“Senior Note Collateral Agent” means the “Collateral Agent” as defined in the Senior Secured Indenture.
“Senior Note Documents” means the Senior Notes, the Senior Note Indenture, and all other agreements, documents and instruments entered into now or in the future in connection with the Senior Notes or the Senior Notes Indenture.
“Senior Note Indebtedness” means the Indebtedness incurred by the Borrower and guaranteed by the other Loan Parties under the Senior Note Documents.
“Senior Note Indenture” means the Indenture, dated May 2, 2013, governing the Senior Notes, by and among the Borrower, as Issuer, the guarantors from time to time party thereto, and the Notes Collateral Agent.
“Senior Noteholders” means the holders of the Senior Notes.
“Senior Notes” means the Senior Notes due 2020 issued pursuant to the Senior Note Indenture.
“Senior Notes Transfer Percentage” means a fraction (expressed as a percentage), (i) the numerator of which is the aggregate principal amount of the Term Loans held by the Lender (and its affiliates), which is making the applicable Transfer of Senior Notes, immediately prior to such Transfer and (ii) the denominator of which is the aggregate principal amount of the Senior Notes held by the Lender (and its affiliates), which is making the applicable Transfer of Senior Notes, immediately prior to such Transfer.
“Syndication DIP Term Loans” has the meaning specified therefor in the Primary Syndication Procedures.
“Spare Parts” means any “appliance” or “spare part” as defined in Section 40102 of the Federal Aviation Act.
“Spare Parts Inventory” means original equipment manufacturer approved Rotables, Expendables, and other Spare Parts of Spare Parts Loan Parties which constitute Spare Parts Inventory under the DIP Revolving Credit Agreement.
“Spare Parts Loan Party” means each of Borrower, Evergreen, Evergreen Equity, and Evergreen Alaska.
“Spare Parts Security Agreements” means one or more spare parts security agreements among one or more of the Spare Parts Loan Parties and Agent, in form suitable for filing with the FAA and otherwise in form reasonably satisfactory to Agent and the Required Lenders.
“Spare Parts Tracking System” means the computerized spare parts inventory control and tracking system operated by the Borrower on the Closing Date as such system may be changed after the Closing Date in a manner acceptable to Agent and the Required Lenders.
“Specified Purchase Price” has the meaning specified therefor in Section 13.1(m) of the Agreement.
“Sponsor” means Centre Lane Partners and its Affiliates.
“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations”), and (e) the terms and conditions of the subordination are reasonably acceptable to Required Lenders.
“Subsequent Commitment” means with respect to each Lender, the obligation of such Lender, if any, to make a Subsequent Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. The aggregate amount of the Subsequent Commitments as of the Closing Date is $11,000,000.
“Subsequent Term Loans” has the meaning specified in Section 2.1 of the Agreement.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
“Superpriority Claim” has the meaning specified therefor in Section 4.37 of the Agreement.
“Taxes” means any present or future taxes, levies, imposts, duties, fees, withholdings, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or Governmental Authority thereof or therein, and all interest, penalties, or additions to tax with respect thereto.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Term Loans” means the Initial Term Loans and the Subsequent Term Loans.
“Test Period” means (i) with respect to actual “Receipts” under Section 7(i) and actual “Operating Disbursements” under Section 7(ii), (x) initially, the four-week period commencing on October 29, 2016 and ending on November 25, 2016 and (y) thereafter, each rolling four-week period ending on the Friday of each week thereafter and (ii) with respect to actual “Cash Flow after Debt Service” under Section 7(iii), the period commencing on October 29, 2016 and ending on the Friday of each week thereafter.
“Transfer” has the meaning specified therefor in Section 13.1(l)(i) of the Agreement.
“U.K. Bribery Act” has the meaning specified therefor in Section 4.18(b) of the Agreement.
“U.S. Trustee” means the United States Trustee for the Chapter 11 Cases assigned by the Bankruptcy Court.
“United States” means the United States of America.
“Variance Report” means a report, in each case certified by an Authorized Officer of the Borrower, in form and substance satisfactory to the Agent and Required Initial Lenders, delivered in accordance with Section 5.22(a), which shall include (a)(i) actual “Receipts” and “Operating Disbursements” on an aggregate basis for the applicable Test Period as of the end of the week immediately preceding the week during which such Variance Report was delivered and (ii) actual “Cash Flow after Debt Service” on a cumulative basis from October 29, 2016 for the applicable Test Period as of the end of the week immediately preceding the week during which such Variance Report was delivered and (b) the variance in Dollar amounts of such actual “Receipts”, “Operating Disbursements” and “Cash Flow after Debt Service” for the applicable Test Period as of the end of the week immediately preceding the week during which such Variance Report was delivered of such amounts from the corresponding projected amounts therefor set forth in the applicable DIP Budget.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“Warranties” means the rights of Borrower under any existing or hereinafter acquired warranty or indemnity, express or implied, regarding title, materials, workmanship, design, or patent infringement or related matters in respect of the Aircraft, Engines, or Spare Parts.
“Withdrawal” means a disbursement of funds from the DIP Term Priority Account.
“Withdrawal Date” means the date of a Withdrawal.
“Withdrawal Termination Notice” means the written direction by the Required Lenders pursuant to Section 2.3(a)(iv) stating that a Default or Event of Default has occurred and is continuing and directing the Agent not to honor instructions received from the Borrower in the form of a Notice of Withdrawal during the continuance of such Default or Event of Default.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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